Exhibit 4.6

Dated September 30, 2014

Indenture

5.0% Senior Secured Notes due 2017

among

Good Technology Corporation

as Company

The Guarantors Party Hereto

and

U.S. Bank National Association

as Trustee and Collateral Agent

(i)

(ii)

(iii)

EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Certificate of Transfer
Exhibit C	—	Form of Certificate of Exchange
Exhibit D	—	Form of Certificate of Acquiring Accredited Investor
Exhibit E	—	Form of Supplemental Indenture
Exhibit F	—	Form of Intercreditor Agreement

(iv)

INDENTURE, dated as of September 30, 2014, among Good Technology Corporation, a Delaware corporation (the “Company”), the Guarantors (as defined herein) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as Collateral Agent (as defined herein).

The Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 5.0% Senior Secured Notes due 2017 (the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“ABL Facility” means any asset based loan agreement entered into after the Issue Date by the Company, as borrower, one or more of the Guarantors, as guarantors, the lenders party thereto from time to time, and the First Priority Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, together with any amendments, supplements, waivers, modifications, extensions, renewals, restatements, refundings, repricings or refinancings thereof and any indentures, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder with alternative asset based loan facilities, including any such replacement, refunding, extending or refinancing facility or indenture to the extent permitted by Section 4.09.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) under the Securities Act that is not also a QIB.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.07 and 2.10, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or any authenticating agent.

“AI Global Note” means a Global Note substantially in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Accredited Investors.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, or any other matter relating to the Global Notes, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange or such Global Notes.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition (each, a “disposition” for purposes of this definition) of any property, assets or rights by the Company or any of its Restricted Subsidiaries; provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Sections 4.15 and/or 5.01 and not by Section 4.10; or

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $750,000 (or, if the Qualified IPO has been consummated, $1.5 million);

(2) a disposition of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the disposition of products, services or accounts receivable in the ordinary course of business;

(5) the disposition of surplus, damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole);

(6) the disposition of cash or Cash Equivalents;

(7) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(8) the granting of Liens permitted by Section 4.12;

(9) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(10) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(11) a Restricted Payment that does not violate Section 4.07 or a Permitted Investment;

(12) foreclosure on assets or transfers by reason of eminent domain;

(13) the sale of a fixed or capital asset acquired by the Company or any of its Restricted Subsidiaries after the Issue Date for cash consideration in an amount that is not less than the price paid by the Company or the applicable Restricted Subsidiary to acquire such asset; provided that such sale is consummated to effect a Sale-Leaseback within 90 days after the Company or the applicable Restricted Subsidiary acquired such property;

(14) the receipt by the Company or any Restricted Subsidiary of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective property or assets;

(15) operating leases in the ordinary course of business; and

(16) the transfer of improvements, additions or alterations in connection with the lease of any property.

“Authentication Order” means a written request or order on behalf of the Company signed by one Officer of the Company and delivered to the Trustee.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar legal requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members or other governing body thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus

(2) 80% of the book value of all inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) U.S. dollars or, to the extent reasonably required in connection with any business conducted by the Company or any Restricted Subsidiary, any currency of a country where a Restricted Subsidiary operates;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such Person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(5) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition;

(8) instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euros or any foreign currency and comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Company or any Restricted Subsidiary; and

(9) money market funds that (i) comply with the criteria set forth in Rule 2A-7 of the Investment Company Act of 1940, as amended, (ii) are rated at the time of acquisition thereof “AAA” or the equivalent by Standard & Poor’s Ratings Group, Inc. or “Aaa” or the equivalent thereof by Moody’s Investors Service, Inc. and (iii) have portfolio assets of at least $5.0 billion.

“Cash Management Services” means any of the following to the extent not constituting a lien of credit: (i) cash management or related services, including, without limitation, treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (ii) credit cards, (iii) credit card processing services, (iv) debit cards, (v) stored value cards, (vi) purchase cards and (vii) other cash management arrangements or agreements to provide for such services.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as each such term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder, unless the holders of the Voting Stock of the Company immediately prior to the transaction hold securities of the transferee Person that represent, immediately after such transaction, at least a majority of the aggregate Voting Stock of the transferee Person provided that the Company and such transferee Person complied with Article V hereof;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (each as defined above), other than one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended (or any successor thereto).

“Collateral” has the meaning assigned to it in the Collateral Documents.

“Collateral Agent” means U.S. Bank National Association, in its capacity as Collateral Agent under this Indenture and the Collateral Documents, together with its successors in such capacity.

“Collateral Documents” means the security agreements, pledge agreements, the Escrow Agreement, Mortgages, collateral assignments, control agreements and related agreements (including financing statements under the UCC of the relevant states), if any, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time, to secure any Indenture Obligations or under which rights or remedies with respect to any such Lien are governed.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company authorized as of the Issue Date or as such stock may be constituted from time to time.

“Company” has the meaning given in the preamble to this Indenture, or any successor thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, adjusted as follows (without duplication):

(1) plus an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income;

(2) plus provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income);

(3) plus the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income;

(4) plus depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income;

(5) plus expenses or charges related to any issuance of Equity Interests or Indebtedness, acquisitions, in each case whether or not consummated, and restructuring charges;

(6) minus non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of such Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5) the effect of non-cash stock based compensation expense will be excluded; and;

(6) any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Company or its Subsidiaries will be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Controlled Investment Affiliate” means, with respect to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with, such Person and is organized by such Person (or any Person controlling such Person) primarily for making equity or debt investments, directly or indirectly, in the Company or other portfolio companies of such Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.01 or such other address as to which the Trustee may give notice to the Company.

“Custodian” means the Trustee, as custodian for the Depositary with respect to the Notes in global form, or any successor Trustee thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the chief financial officer or principal accounting officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Restricted Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Restricted Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Escrow Agreement” means the Escrow and Security Agreement, dated as of the Issue Date, by and among the Company, the Trustee and U.S. Bank National Association, as escrow agent.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means:

(1) all Intellectual Property;

(2) the Voting Stock of any direct Foreign Subsidiary (that is not a Guarantor) of the Company or a Guarantor in excess of 66% of all of the outstanding Voting Stock of such Foreign Subsidiary;

(3) any lease, license, contract, property right or agreement to which the Company or any Guarantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien under the Collateral Documents will constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (“UCC”) of any relevant jurisdiction or any other applicable law or principles of equity); provided that such lease, license, contract, property right or agreement (including any proceeds of any of the foregoing) or, to the extent severable, any portion thereof, will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Collateral Documents, immediately and automatically, at such time as such consequences will no longer result;

(4) leasehold interests in real property with respect to which the Company or any Guarantor is a tenant or subtenant;

(5) vehicles and other property covered by certificates of title or ownership to the extent that a security interest therein cannot be perfected solely by filing a UCC-1 financing statement in the jurisdiction of organization of the owner thereof;

(6) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such licenses, franchise, charter or authorization would be prohibited or restricted (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided that such governmental licenses or state or local franchises, charters or authorizations (including any proceeds of any of the foregoing) or, to the extent severable, any portion thereof, will be an Excluded Asset only to the extent and for so long as the consequences specified above will result and will cease to be an Excluded Asset and will become subject to the Lien granted under the Collateral Documents, immediately and automatically, at such time as such consequences will no longer result; and

(7) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (6), unless such proceeds or products would otherwise constitute Collateral securing the Notes, provided, that notwithstanding anything to the contrary, to the extent that the Company or a Guarantor grants a Lien on any asset or right described in clause (1) through (7) above to secure the First Priority Obligations or any other Indebtedness, such asset or right shall not constitute an “Excluded Asset.”

“Existing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary of the Company in existence on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (or a committee thereof); provided that the Fair Market Value of any assets or securities that are required to be valued by Section 4.07 hereof and for purposes of the definition of “Investments” will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee and such determination of the Board of Directors must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized standing if the Fair Market Value exceeds $10.0 million.

“First Priority Agent” means the representative(s) from time to time administrating the Collateral on behalf of the lenders under the ABL Facility.

“First Priority Claimholder” means a holder from time to time of First Priority Obligations.

“First Priority Obligations” means, to the extent permitted hereunder, all Indebtedness and other Obligations under the ABL Facility and all other Obligations secured under any documents granting security interests securing the ABL Facility, including, without limitation, Bank Product Obligations or Hedging Obligations incurred under the ABL Facility.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital

Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates;

(2) plus the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(3) plus any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon;

(4) plus the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Restricted Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is a Foreign Subsidiary.

“Foreign Subsidiary” means, with respect to any Person, (i) any Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) any direct or indirect Subsidiary of such Person if substantially all of its assets consist of Equity Interests of one or more direct or indirect Subsidiaries described in clause (i) of this definition or (iii) any Subsidiary of a Subsidiary described in clauses (i) or (ii) of this definition.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(1), 2.06(d)(2) or 2.06(d)(3).

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, self-regulatory organization, exchange, instrumentality or regulatory body or any subdivision thereof (including the SEC and any comparable foreign equivalent thereof) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each Restricted Subsidiary of the Company that guarantees the Notes in accordance with this Indenture and its successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Company (a) whose consolidated total assets, as of that date, do not exceed 2.0% of the consolidated total assets of the Company and (b) whose consolidated total revenues for the Company’s most recently ended four consecutive fiscal quarters do not exceed 2.0% of consolidated total revenues of the Company and its Restricted Subsidiaries for such period; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it (i) directly or indirectly, guarantees or otherwise provides direct credit support for any Obligations of the Company or any Guarantor or (ii) is a borrower or a guarantor under the ABL Facility; provided further, that (i) the consolidated total assets of all Immaterial Subsidiaries that are Domestic Restricted Subsidiaries shall not exceed 5.0% of the consolidated total assets of the Company as of such date and (ii) the consolidated total revenues of all Immaterial Subsidiaries that are Domestic Restricted Subsidiaries for the Company’s most recently ended four consecutive fiscal quarters shall not exceed 5.0% of consolidated total revenues of the Company and its Restricted Subsidiaries for such period.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments;

(3) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indenture Cap Amount” means the sum of the aggregate principal amount of Notes issued on the date of the Indenture plus the aggregate principal amount of any additional Notes issued after the date of the Indenture that are expressly permitted under the ABL Facility and the Indenture.

“Indenture Documents” means this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement.

“Indenture Obligations” means:

(1) all Obligations (including Post-Petition Interest) outstanding under the Indenture Documents; and

(2) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Indenture Documents is in excess of the Indenture Cap Amount, then only that portion of such Indebtedness equal to the Indenture Cap Amount shall be included in Indenture Obligations and interest with respect to such Indebtedness shall only constitute Indenture Obligations to the extent related to such Indebtedness included in the Indenture Obligations.

“Initial Notes” means the $80.0 million in aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any Guarantor under the Bankruptcy Code or any other Bankruptcy Law, any other action or proceeding for the bankruptcy, reorganization, insolvency, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any Guarantor or any similar case, action or proceeding relative to the Company or any Guarantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all intellectual property rights, including without limitation (i) all inventions, designs, know-how, methods, processes, drawings, specifications, source code or other data or information and all memoranda, notes and records with respect to any research and development, and all embodiments or fixations thereof whether in tangible or intangible form, (ii) Copyrights, Trademarks and Patents; (iii) any and all trade secrets; (iv) any and all design rights; (v) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (vi) all licenses or other rights to use any of the Copyrights, Patents, Trademarks or any other property rights described above; (vii) all amendments, renewals and extensions of any of the Copyrights, Trademarks, Patents or Mask Works; and (viii) all proceeds and products of the foregoing.

“Intercreditor Agreement” means the intercreditor agreement, the form of which is attached as Exhibit F hereto, into which the Collateral Agent, on behalf of itself and the other Notes Secured Parties, and the First Priority Agent, on behalf of itself and the other First Priority Claimholders, will enter into and which will be acknowledged and agreed to by the Company and the Guarantors, as amended, restated, supplemented and/or otherwise modified from time to time in accordance with this Indenture, in each case, if, following the consummation of the Qualified IPO, the Company enters into an ABL Facility. To the extent the Intercreditor Agreement has not been entered into by the Collateral Agent and the First Priority Agent or is not otherwise effective, references to the “Intercreditor Agreement” in this Indenture shall not be given effect.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value. For the avoidance of doubt, no payment made to a Restricted Subsidiary for services on a cost-plus or similar basis shall be deemed an Investment.

“Issue Date” means September 30, 2014.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized or required by law, regulation or executive order to remain closed.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgages” means a collective reference to each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on the Premises or any other Collateral secured by and described in such mortgages, deeds of trust, deeds to secure debt or other documents or instruments is granted to secure any Indenture Obligations or under which rights or remedies with respect to any such Liens are governed.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the ABL Facility) secured by a Permitted Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s Obligations under this Indenture, the Notes and the other Indenture Documents pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture, and unless otherwise stated or required by the context, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Secured Parties” means, collectively, the Trustee (in its individual capacity and in its capacity as such), the Collateral Agent (in its individual capacity and in its capacity as such) and the Holders.

“Obligations” means any principal, interest (including Post-Petition Interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the final offering memorandum, dated as of September 24, 2014, related to the offering and sale of the Initial Notes and the Warrants.

“Officer” means, with respect to the Company or a Guarantor (or, if applicable, the managing or sole members of the Company or Guarantor), the chief executive officer, chief financial officer, chief operating officer, president, any executive vice president, senior vice president or vice president, treasurer or principal accounting officer, the secretary or any assistant secretary of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Company or a Guarantor, as applicable, by an Officer thereof (or, if applicable, of the managing or sole member of such Guarantor) that meets the requirements of Section 13.04.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 13.04. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company. Such opinion may contain customary qualifications and assumptions.

“Patents” means all patents, patent applications and like protections, including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same. “Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means businesses that are the same, similar, ancillary, incidental, complementary or reasonably related to, or a reasonable expansion, development or extension of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

“Permitted Holders” means Draper Fisher Jurvetson, Lazard Technology Partners, Meritech Capital Partners, Oak Investment Partners, Riverwood and Saints Rustic Canyon, Related Parties of such Persons and any Controlled Investment Affiliates of any of them.

“Permitted Investments” means:

(1) (a) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor and (b) any investment by a Non-Guarantor Restricted Subsidiary in another Non-Guarantor Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor;

and, in each case, any Investment held by such Person; provided that to the extent any such Investment held by such Person would not have been permitted to be made by the Company or such Restricted Subsidiary on the date of such transaction referred to in clauses (a) or (b) above, such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(5) any acquisition of assets or Capital Stock or Investments to the extent the payment therefor solely consists of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent thereof or to the extent payment therefor consists of a combination of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent thereof and other consideration, the payment of such other consideration to make such acquisition or Investment is permitted by another clause of this definition of “Permitted Investments” or does not otherwise violate Section 4.07 hereof;

(6) any Investment acquired by the Company or any of the Restricted Subsidiaries, (a)(i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer) or (ii) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; (b) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or (c) in compromise or resolution of litigation arbitration or other disputes;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to, or guarantees of third party loans to, employees, officers or directors made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million (or, if the Qualified IPO has been consummated, $2.0 million) at any one time outstanding;

(9) repurchases of the Notes;

(10) any guarantee of Indebtedness permitted to be incurred under Section 4.09 and any performance guarantee in the ordinary course of business;

(11) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(12) Investments by the Company and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or lessors in the ordinary course of business;

(13) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(14) Investments in existence on, or made pursuant to binding commitments existing on, the Issue Date and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the Issue Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

(15) Investments in any Person to the extent such Investments (a) consist of prepaid expenses, and lease, utility, workers’ compensation and other deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries and (b) are consistent with the past business practice of the Company or any of its Restricted Subsidiaries;

(16) endorsements of negotiable instruments and documents in the ordinary course of business; and

(17) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (17) that are at the time outstanding, not to exceed $8.0 million (or, if the Qualified IPO has been consummated, $10.0 million).

“Permitted Liens” means:

(1) If the Qualified IPO has been consummated, Liens to secure (a) Permitted Debt described in clause (1) of the definition thereof, (b) Hedging Obligations described in clause (8)(a) of the definition of Permitted Debt, the counterparty of which is a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was a First Priority Claimholder (or an Affiliate thereof), and (c) Indebtedness in respect of Cash Management Services described in clause (8)(b) of the definition of Permitted Debt owing to a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was a First Priority Claimholder (or an Affiliate thereof); provided, that such Liens are subject to the terms of the Intercreditor Agreement;

(2) Liens in favor of the Company or any Guarantor;

(3) Liens to secure (a) Hedging Obligations described in clause (8)(a) of the definition of Permitted Debt, the counterparty of which is not a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was not a First Priority Claimholder (or an Affiliate thereof), and (b) Indebtedness in respect of Cash Management Services described in clause (8)(b) of the definition of Permitted Debt not owing to a First Priority Claimholder (or an Affiliate thereof) or at the time of the incurrence thereof was not a First Priority Claimholder (or an Affiliate thereof);

(4) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such Person becoming a Restricted Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Company or such Restricted Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

(6) Liens (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) (a) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (b) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (c) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that with respect to subclauses (a), (b) and (c), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered into in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(7) Liens to secure Permitted Debt described (a) in clause (4) of the definition thereof (including Capital Lease Obligations) covering only the assets acquired with or financed by such Indebtedness, (b) clause (12) of the definition thereof and (c) clause (14) of the definition thereof;

(8) Liens existing on the Issue Date;

(9) Liens for taxes, assessments or other governmental charges, claims or levies that are not yet delinquent or that are being contested in good faith by appropriate proceedings timely instituted and for which adequate reserves or other appropriate provision as is required in conformity with GAAP has been made therefor, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(10) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens, in each case, incurred in the ordinary course of business, which (i) do not in the aggregate materially detract from the value of the property of the Company and its Restricted Subsidiaries, taken as a whole, or the Company and the Guarantors, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, or the Company and the Guarantors, taken as a whole, and (ii) if they secure obligations that are then due and unpaid more than 60 days, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens securing Indebtedness of Foreign Restricted Subsidiaries;

(14) customary restrictions on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s customer at which such equipment is located;

(15) Liens arising out of judgments or awards not constituting an Event of Default;

(16) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) grants of licenses in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC covering only the items being collected upon;

(21) Liens arising from precautionary UCC financing statement filings regarding operating leases;

(22) Liens that constitute banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a bank, depositary or other financial institution, whether arising by operation of law or pursuant to contract;

(23) any interest or title of a lessor under any operating lease;

(24) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement;

(25) Liens on any cash earnest money deposit made by the Company or any Restricted Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Indenture and entered into in good faith;

(26) Liens deemed to exist by reason of any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement; and

(27) other Liens securing obligations which obligations do not exceed $2.0 million at any one time outstanding,

other than, in each case of (1) through (27) above, to the extent such Liens are on Intellectual Property of the Company or any of its Restricted Subsidiaries and are used to secure Indebtedness.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only as permitted under Section 4.09.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or any other entity.

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the Indenture Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1)(A) to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Qualified IPO” means the first firmly underwritten registered public offering of the Common Stock that, together with all such prior firmly underwritten registered public offerings of the Common Stock, results in aggregate gross proceeds to the Company of at least $75.0 million and immediately after which shares of the Common Stock are listed for trading or quoted on The Nasdaq Stock Market, the New York Stock Exchange, the NYSE MKT or any other national securities exchange or any of their successors, in each case, prior to the Qualified IPO Deadline.

“Qualified IPO Deadline” means March 1, 2016.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes initially sold in reliance on Rule 903.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(f)(3).

“Regulation S-K” means Regulation S-K promulgated under the Securities Act.

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Related Party” means, with respect to any Person, (1) any controlling stockholder, controlling member, general partner, Subsidiary, or spouse or immediate family member (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners or owners of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Responsible Officer” when used with respect to the Trustee or the Collateral Agent, means any officer or authorized representative of the Trustee or the Collateral Agent, as applicable, within the Corporate Trust Office of the Trustee or the Collateral Agent, as applicable, with direct responsibility for the administration of this Indenture and/or the Collateral Documents and also, with respect to a particular matter, any other officer of the Trustee or the Collateral Agent, as applicable, to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise stated in this Indenture, references to “Restricted Subsidiaries” refer to the Restricted Subsidiaries of the Company.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“Sale Leaseback” means any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any fixed or capital asset, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the United States Securities and Exchange Commission and any successor organization.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X as such Regulation is in effect on the Issue Date.

“special distribution” has the meaning assigned to it in the Form of Note attached as Exhibit A hereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the incurrence thereof, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total Voting Stock (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“substantially concurrent” means, with respect to two or more events, the occurrence of such events within 45 days of each other.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary (and any Subsidiary of such Unrestricted Subsidiary) pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warrant Agreement” means the Warrant Agreement, dated as of the Issue Date, by and between the Company and U.S. Bank National Association, as warrant agent, as the same may be amended or supplemented from time to time.

“Warrants” means the warrants issued pursuant to the Warrant Agreement on the Issue Date.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Action”	10.10
“Appraiser”	4.19
“Asset Sale Offer”	4.10
“Calculation Date”	1.01
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“disposition”	1.01
“DTC”	2.03
“Excess Proceeds”	4.10
“Event of Default”	6.01
“incur”	4.09
“Legal Defeasance”	8.02
“Loan Documents”	1.01
“Missed Qualified IPO Deadline Offer”	4.14
“Missed Qualified IPO Deadline Offer Payment”	4.14
“Missed Qualified IPO Deadline Offer Payment Date”	4.14
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Premises”	4.21
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“UCC”	1.01

Section 1.03 Incorporation by Reference of TIA. Whenever this Indenture refers to a provision of the TIA as being applicable to this Indenture, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) the term “including” is not limiting;

(7) provisions apply to successive events and transactions;

(8) references to sections of or rules under the Securities Act and Exchange Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(10) all references to Articles, Sections or subdivisions refer to Articles, Sections or subdivisions of this Indenture unless otherwise indicated.

ARTICLE II

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notwithstanding any provision of this Indenture or the Notes (i) any pro rata redemptions or repurchases of the Notes by the Company pursuant to this Indenture shall be made in a manner that preserves the authorized denominations of the Notes, and (ii) in the case of Global Notes, the selection of Notes to be redeemed or repurchased will be in accordance with the procedures of the Depositary.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global and Definitive Notes. Notes issued in global form will be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

Section 2.02 Execution and Authentication. At least one Officer of the Company shall execute the Notes on behalf of the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of an Authentication Order, authenticate the Initial Notes and any Additional Notes and, except as provided in Section 2.07, no additional securities may be authenticated and issued under this Indenture. Such Authentication Order shall specify the principal amount of the Notes to be authenticated, the date on which the issue of the Notes is to be authenticated, the number of separate Notes certificates to be authenticated, the registered Holder of each such Note and delivery instructions.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.

Section 2.03 Registrar and Paying Agent. The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of their respective Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company appoints the Trustee to act as the Registrar and Paying Agent under this Indenture and as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust. The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, special distribution, if any, or interest on the Notes, and will notify the Trustee of any default by the

Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee of all amounts that it is obligated to pay, the Paying Agent (if other than the Company or a Subsidiary of the Company) will have no further liability for the money. If the Company or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by them as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Registrar will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar or the Paying Agent, the Company will furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. A Global Note is exchangeable for Definitive Notes if:

(1) the Company delivers to the Trustee and the Registrar written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary within 90 days after the date of such notice from the Depositary;

(2) the Company at its option, notifies the Trustee and the Registrar in writing that it elects to cause the issuance of Definitive Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary requests such exchange.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee and the Registrar in writing, and will bear the Private Placement Legend unless that legend is not required by applicable law. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) of this Section 2.06(b), as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information satisfactory to the Registrar regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in Section 2.06(b)(1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g).

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, if the Company or the Trustee so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (4) at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this clause (4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its respective Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Registrar shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar in writing through instructions from the Depositary and the Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Reserved.

(3) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and only if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B, including the applicable certification in item (4) thereof;

and, if the Company or the Trustee so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in paragraph (1), (2) or (3) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(2), the Registrar will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(g), and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B, including the certifications in item (3)(c) thereof, the Registrar will deliver the Restricted Definitive Note to the Trustee for cancellation, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the AI Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B, including the applicable certification in item (4) thereof;

and, in each such case set forth in this clause (2), if the Company or the Trustee so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Registrar will deliver the Definitive Notes to the Trustee for cancellation and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar will deliver the applicable Unrestricted Definitive Note to the Trustee for cancellation and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (2) above or this clause (3) at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B, including the applicable certification in item (4) thereof;

and, if the Company or the Trustee so requests, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO SUCH PURCHASER IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, OR (C) IT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT, ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES

AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, (E) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C), (D) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Original Issue Discount Legend. Each Note will bear a legend in substantially the following form:

“FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. PLEASE CONTACT CHIEF FINANCIAL OFFICER AT GOOD TECHNOLOGY CORPORATION, 430 N. MARY AVENUE, SUITE 200, SUNNYVALE, CA 94085 TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on the “Schedule of Exchanges of Interests in the Global Note” of such Global Note by the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on the “Schedule of Exchanges of Interests in the Global Note” of such Global Note by the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with the provisions of Section 2.02; provided, that no Authentication Order will be required in connection with the authentication of a Note after a transfer permitted by this Indenture or in connection with the issuance of a balance Note.

(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company or the Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.15 and 9.04).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any mailing of a notice of redemption under Section 3.02 and ending at the close of business on the day of redemption; or

(B) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar or the Trustee pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or email, with originals thereof to be delivered to the Registrar or the Trustee thereafter in a timely manner.

(8) Neither the Registrar nor the Trustee shall have an obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Replacement Notes. If any mutilated Note is surrendered to the Registrar, Trustee or the Company, or the Trustee and the Company receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s and the Company’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss or liability that any of them may suffer if a Note is replaced. The Company may charge for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of a Company or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Affiliate of the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned will be so disregarded.

Section 2.10 Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and execute, and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company consider appropriate for temporary Notes. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

After the preparation of the definitive Notes, the temporary Notes shall be exchanged for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company maintained pursuant to Section 2.03, without charge to the Holder. Upon surrender for cancellation of one or more temporary Notes, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefore a like principal amount of definitive Notes of authorized denominations.

Section 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the cancellation of all such Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation. To the extent that any Notes are held in the form of Global Notes and less than all of such Global Notes are to be cancelled, the reduction of the principal amount of any such Global Note and the Registrar’s notation of such cancellation on its books and records shall be deemed to satisfy any cancellation requirement, provided that certification of such cancellation shall be delivered to the Company upon written request.

Section 2.12 Defaulted Interest. If the Company default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest at a rate that is 1% higher than the applicable interest rate on the Notes, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will send to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP Numbers. The Company in issuing the Notes may use CUSIP or other such numbers (if then generally in use), and, if so, the Trustee shall use CUSIP or other such numbers in notices of redemption as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP or other numbers.

ARTICLE III

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee, Paying Agent and Registrar. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the provision of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed;

(4) the redemption price; and

(5) the CUSIP number if any,

provided that, such Officer’s Certificate may be furnished more than 60 days prior to a redemption date if issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or XII.

Section 3.02 Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Paying Agent will select Notes for redemption or purchase on a pro rata basis or by lot (or in the case of Global Notes, in accordance with the Applicable Procedures) unless otherwise required by law or applicable securities exchange or depositary requirements.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein (or in the case of Global Notes, unless otherwise provided by the Applicable Procedures), prior to the mailing of the redemption or purchase notice by the Paying Agent from the outstanding Notes not previously called for redemption or purchase.

The Paying Agent will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding principal amount of Notes held by such Holder, even if not $2,000 or a multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption or Purchase. Subject to the provisions of Section 3.04 and Section 3.09, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail (or in the case of Global Notes, transmit in accordance with the Applicable Procedures), a notice of redemption or purchase to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee if such notice is not delivered by the Trustee in accordance with this Section 3.03), except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article VIII or XII.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, in the case of Definitive Notes, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and the CUSIP numbers for such Notes;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee (with a copy to the Registrar), at least five Business Days (or such shorter period as may be agreed to by the Trustee) before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03, an Officer’s Certificate requesting that the Trustee give such notice, which shall include a form of the notice setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed or transmitted, as the case may be, in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. Notices of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price. Prior to 11:00 a.m. (New York City time) on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a regular record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part. Upon surrender and cancellation of a Definitive Note that is redeemed or purchased in part, the Company will issue and the Trustee will authenticate for the Holder at the expense of the Company a new Definitive Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) The Company may redeem in cash on any one or more occasions all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) for the periods set forth below plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed on the dates indicated below, subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date:

Redemption date	Percentage
On or after the Issue Date until September 30, 2015	105%
On or after October 1, 2015 until September 30, 2016	110%
On or after October 1, 2016	115%

(b) Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.08 Mandatory Redemption. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds. In the event that, pursuant to Section 4.10, the Company is required to commence an Asset Sale Offer they will follow the procedures specified below.

The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 (the “Offer Amount”), or, if less than the Offer Amount of Notes has been validly tendered in the Asset Sale Offer, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest up to but excluding the Purchase Date will be paid to the Person in whose name a Note is registered at the close of business on such interest record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail (or in the case of Global Notes, transmit in accordance with the procedures of the Depositary), a notice to the Trustee, the Registrar and the Paying Agent and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10, and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, all Notes accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum principal amounts of $2,000 and integral multiples of $1,000 in excess thereof only (unless such amount represents the entire principal amount of Notes held by such Holder);

(6) that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes purchased;

(8) that, if the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount, the Paying Agent will select the Notes to be purchased on a pro rata basis or by lot (or in the case of Global Notes, in accordance with the procedures of the Depositary) based on the principal amount of the Notes tendered (with such adjustments as may be deemed appropriate by the Paying Agent so that Notes are maintained in a minimum principal denomination of $2,000 and integral multiples of $1,000 in excess thereof); and

(9) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to a minimum denomination of $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, subject to the selection of Notes contemplated by clause (8) above, the Offer Amount of Notes or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Sale Offer, or if less than the Offer Amount applicable to the Notes has been validly tendered, all Notes so tendered, in each case in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if, following repurchase of a portion of a Note the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000. The Company will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Paying Agent will promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes validly tendered and not properly withdrawn by such Holder and accepted by the Company for purchase, and, with respect to any Definitive Note, the Company will promptly issue a new Note, and the Trustee will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Definitive Note surrendered; provided that each such new Note will be in minimum principal denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof or, in the case of Global Notes, returned in accordance with the Applicable Procedures. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date on its website or such other public medium that it may use at such time.

Other than as specifically provided in this Section 3.09 and Section 4.10, any purchase pursuant to this Section 3.09 or Section 4.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

ARTICLE IV

COVENANTS

Section 4.01 Payment of Notes. The Company will pay or cause to be paid the principal of, premium, if any, special distribution, if any, and interest on, the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, special distribution, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. New York City time on the due date money deposited by or on behalf of the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, special distribution, if any, and interest then due. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

The Company will pay interest (including Post-Petition Interest) on overdue principal, premium, if any, and special distribution, if any, at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; the Company will pay interest (including Post-Petition Interest) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 4.02 Maintenance of Office or Agency. The Company will maintain an office or agency (which may be an office of the Trustee or an Affiliate or agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices to the Company in respect of the Notes and this Indenture may be delivered. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders and notices may be made at the Corporate Trust Office of the Trustee. Notwithstanding the foregoing, no service of legal process may be made on the Company at any office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered for any or all such purposes and may from time to time rescind such designation. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03.

Section 4.03 Reports. (a) So long as any Notes are outstanding, the Company will furnish to the Holders with a copy to the Trustee:

(1) all quarterly and annual financial information in substantially the form that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, respectively, if the Company were required to file such Forms under the Exchange Act (but only to the extent similar information is included in the Offering Memorandum), including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (but only to the extent similar information is included in the Offering Memorandum) and, with respect to the annual financial information only, a report thereon by the Company’s certified independent accountants, not later than 45 days following the end of each of the first three fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ending September 30, 2014) in the case of quarterly financial information and not later than 90 days following the end of each fiscal year of the Company in the case of annual financial information; and

(2) current reports containing substantially the same information required to be filed in a Current Report on Form 8-K pursuant to Items 1.01, 1.02, 1.03, 2.01, 2.03, 2.04, 2.06, 3.03, 4.01, 4.02, 5.01 and 5.02(b) and (c), in each case as in effect on the Issue Date, promptly from time to time after the occurrence of an event that would have been reported in a Current Report on Form 8-K if the Company would have been required to file such Reports under the Exchange Act; provided, however, that no such report will be required to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Company (or any of its direct or indirect parent companies or subsidiaries) and any director, manager or executive officer, of the Company (or any of its direct or indirect parent companies or subsidiaries); provided further that no such current report will be required to be prepared or delivered if the chief financial officer or principal financial or accounting officer of the Company determines in his or her good faith judgment that such event is not material to noteholders or the business, assets, operations, financial position or prospects of the Company and its Restricted Subsidiaries; provided further that any current report required by Items 1.01 or 1.02 of Form 8-K may provide less information than would otherwise be required to the extent the chief financial officer or principal financial or accounting officer of the Company determines in his or her good faith judgment that disclosing such information would potentially harm the business of the Company or its Subsidiaries. For the avoidance of doubt, such current reports need not contain exhibits that would otherwise be required by Form 8-K, including pursuant to Item 9.01 thereof.

In no event shall the Company be required to (1) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related items 307 and 308 of Regulation S-K, Item 10(e) of Regulation S-K or Regulation G, in each case, as in effect on the date of the Indenture, (2) provide separate financial information for (i) non-wholly owned subsidiaries that may otherwise be required by Regulation S-X, (ii) Guarantors that may otherwise be required by Rule 3-10 of Regulation S-X or (iii) Subsidiaries whose securities are pledged to secure the Notes that may otherwise be required by Rule 3-16 of Regulation S-X, (3) provide information required or contemplated by Item 402 of Regulation S-K or (4) provide financial statements in interactive data format using the eXtensible Business Reporting Language.

The Company will make available such information and such reports (as well as the details regarding the conference call described in Section 4.03(d)) no later than the relevant date that such information or report is required to be prepared under this Section 4.03(a) to the Trustee, to any Holder and to any Beneficial Owner of the Notes, in each case by posting such information on any password-protected online data system, which will require a confidential acknowledgement, and will make such information readily available on any password-protected online data system to any prospective investor, any securities analyst or any market maker in the Notes.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by clause (1) of Section 4.03(a) will include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) The obligations under the preceding paragraphs of this Section 4.03 may be satisfied by having the Company, or any of its direct or indirect parent companies, file reports containing the information contemplated hereunder within the timeframes contemplated hereunder with the SEC (provided that if such reports are filed by any such direct or indirect parent company, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent company, on the one hand, and the consolidated information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand), and the Company, or any such parent company, holds and participates in quarterly conference calls (whether or not within the timeframes specified above) to discuss results of operations pursuant to SEC rules and regulations.

(d) Within 10 Business Days after the dates that the reports described in clause (1) of Section 4.03(a) are required to be delivered, the Company shall participate in quarterly conference calls to discuss operating results and related matters, which conference call shall be open to all Holders, Beneficial Owners of the Notes, prospective investors, securities analysts and market makers in the Notes to discuss such financial information.

(e) The Company shall also, for so long as any Notes remain outstanding, furnish to the Holders, Beneficial Owners of the Notes, prospective investors, securities analysts and market makers in the Notes, upon their request, the information and reports described above and any other information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice (actual, constructive or otherwise) of any information contained therein or determinable from information contained therein, including the Company’s and the Guarantors’ compliance with any of the covenants under this Indenture or the Collateral Documents (as to which the Trustee and Collateral Agent are entitled to rely exclusively on the applicable Officer’s Certificates).

Section 4.04 Compliance Certificate. (a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company (which fiscal year, on the Issue Date, ends on December 31), an Officer’s Certificate stating that a review of the activities of the Company and the Guarantors during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company and the Guarantors have kept, observed, performed and fulfilled their obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to his or her knowledge, based on such review, the Company and the Guarantors have during the preceding fiscal year kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Collateral Documents and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company and the Guarantors, as applicable, are taking or propose to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company and the Guarantors, as applicable, are taking or propose to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and the status thereof.

Section 4.05 Taxes. The Company will pay or cause to be paid, and will cause each of its Restricted Subsidiaries to pay or cause to be paid, prior to delinquency, all material taxes, assessments, and governmental levies due and payable by the Company or such Subsidiary, as applicable, except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws. The Company and the Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a);

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9), (11), (13), (14) and (15) of Section 4.07(b)), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the first fiscal quarter after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of property and marketable securities received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise cancelled, liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(iv) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the Indenture is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the Indenture; plus

(v) 50% of any dividends received by the Company or a Restricted Subsidiary of the Company after the date of the Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period; and

(D) the Qualified IPO has been consummated.

(b) The provisions of Section 4.07(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net cash proceeds of Equity Interests for purposes of clause (C)(ii) of Section 4.07(a);

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership, limited liability company or other Person, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any future, current or former officer, director or employee of the Company or any of the Company’s Restricted Subsidiaries (or their permitted transferees, assigns, estates or heirs) pursuant to any management equity plan, stock option plan, equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or any other management or employee benefit plan, agreement or arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $250,000 (or, if the Qualified IPO has been consummated, $1.0 million) in any twelve-month period commencing on the date of the Indenture (with unused amounts in any twelve-month period being carried over to succeeding twelve-month periods subject to a maximum of $500,000 (or, if the Qualified IPO has been consummated, $2.0 million) in any such period); provided further that such amount in any twelve-month period may be increased by an amount not to exceed the net cash proceeds of “key-man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date;

(6) the repurchase of Equity Interests deemed to occur (i) upon the exercise of stock options or warrants or similar stock-based instruments to the extent such Equity Interests represent a portion of the exercise price of those instruments or (ii) in connection with forfeitures of stock-based instruments by any future, current or former officer, director or employee of the Company or any of the Company’s Restricted Subsidiaries (or their permitted transferees, assigns, estates or heirs) to the Company to satisfy tax withholding requirements related to the exercise of vesting of stock-based instruments;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with Section 4.09(a);

(8) in the event of a Change of Control, the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to those set forth in Section 4.15; provided that a Change of Control Offer has been made and all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(9) in the event of an Asset Sale, which requires the Company to make an Asset Sale Offer, the payment, the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to any Note Guarantee pursuant to provisions similar to those set forth in Section 4.10; provided that an Asset Sale Offer has been made and all Notes tendered by Holders in connection with such Asset Sale Offer have been repurchased, redeemed or acquired for value;

(10) payments of cash, dividends or distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of fractional shares;

(11) in connection with any acquisition by the Company or any of its Restricted Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn-outs or similar obligations);

(12) the distribution of rights to acquire Capital Stock (other than Disqualified Stock) of the Company pursuant to any shareholder rights plan or the redemption of such for nominal consideration in accordance with the terms of any shareholder rights plan;

(13) payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary that is otherwise permitted by the Indenture;

(14) any Restricted Payment made pursuant to the provisions of and in accordance with the Warrant Agreement as it exists on the Issue Date; and

(15) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $2.0 million (or, if the Qualified IPO has been consummated, $10.0 million) since the date of the Indenture.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Prior to the consummation of the Qualified IPO, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a), which will only apply prior to the consummation of the Qualified IPO, will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2) the Indenture Documents;

(3) agreements governing Indebtedness (other than Indebtedness in clauses (1), (2), (4), (6), (8) or (10) of this paragraph) incurred in compliance with Section 4.09 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein, taken as a whole, are not materially more restrictive than those contained in the Indenture Documents, in each case, as then in effect;

(4) the agreements governing the ABL Facility;

(5) applicable law, rule, regulation or order;

(6) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(7) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a);

(9) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced (as determined in good faith by the Board of Directors of the Company);

(11) Liens permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, Sale-Leaseback agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business or (b) with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that, following the consummation of the Qualified IPO, the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) and issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”) or, solely with respect to the Company, the issuance of any Disqualified Stock:

(1) following the consummation of the Qualified IPO, the incurrence by the Company and any Guarantor of Indebtedness and letters of credit under the ABL Facility in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) not to exceed the greater of (a) $15.0 million and (b) the Borrowing Base (in an amount not to exceed $50.0 million) as of the date of such incurrence;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued on the date of the Indenture and any Note Guarantees related to Notes issued in compliance with the Indenture;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, including by way of a Sale-Leaseback, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $5.0 million (or, if the Qualified IPO has been consummated, $10.0 million) at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clause (2), (3) or (5) of this Section 4.09(b);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person (other than (A) the Company or (B) a Restricted Subsidiary of the Company) and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person (other than (i) the Company or (ii) a Restricted Subsidiary of the Company); and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of (a) Hedging Obligations not for speculative purposes and (b) Indebtedness in respect of Cash Management Services;

(9) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, insurance premium finance agreements, statutory obligations, self-insurance obligations, bankers’ acceptances, documentary letters of credit, bankers guarantees, security deposits, performance, bid, surety, appeal and similar bonds and completion guarantees in the ordinary course of business;

(11) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and other similar types of bonds and performance and completion guarantees and other obligations of a like nature incurred by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds or in connection with overdraft facilities of Foreign Subsidiaries, so long as such Indebtedness is covered within five Business Days;

(13) the incurrence of Indebtedness consisting of indemnification, earnouts, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary in accordance with the terms of the Indenture, other than Indebtedness or guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition;

(14) Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the proceeds of such Indebtedness are deposited and used to defease or satisfy and discharge all of the Notes as described under Section 8.02 or 8.03 or Article XII;

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $50.0 million less the greater of the (x) amount of commitments and (y) Indebtedness outstanding, in each case, under the ABL Facility incurred pursuant to clause (1) of this definition of Permitted Debt.

(c) The Company will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor solely by virtue of being unsecured, by virtue of being secured on a junior Lien basis.

(d) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) of Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness permitted by this Section 4.09 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.09 permitting such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09 provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred (or, in the case of revolving Indebtedness incurred pursuant to any of the clauses of the definition of Permitted Debt (and, for the avoidance of doubt, not incurred pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a)), on the date such Indebtedness was first committed); provided, that if any such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet or as would be reflected on a balance sheet, of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary of the Company from such transferee that are within 90 days after such Asset Sale, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any Capital Stock or assets of the kind described in clause (2) or (4) of Section 4.10(b).

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary) may apply such Net Proceeds at its option:

(1) after consummation of the Qualified IPO, to repay Indebtedness under the ABL Facility and to correspondingly permanently reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of (whether by merger or otherwise), another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make one or more capital expenditures;

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

(5) in the case of Net Proceeds from an Asset Sale by a Non-Guarantor Restricted Subsidiary, to repay Indebtedness of a Non-Guarantor Restricted Subsidiary; or

(6) any combination of the foregoing clauses (1) through (4);

provided, that the Company and its Restricted Subsidiaries will be deemed to have complied with clauses (2), (3) and (4) above if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the Company or a Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to make an investment, capital expenditure or acquisition as described in clause (2), (3) or (4) above, and such investment, capital expenditure or acquisition is thereafter completed within ninety (90) days after the end of such 365 day period.

(c) Pending the final application of any Net Proceeds in accordance with the preceding clauses, the Company or the Restricted Subsidiary that consummated the applicable Asset Sale may temporarily reduce Indebtedness, including revolving credit borrowings or otherwise invest the Net Proceeds in Cash Equivalents or in any other manner not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) above will constitute “Excess Proceeds.” Within ten Business Days after the aggregate amount of Excess Proceeds exceeds $5.0 million (or, if the Qualified IPO has been consummated, $15.0 million), the Company will make an offer (an “Asset Sale Offer”) to all Holders of Notes to purchase the maximum principal amount of Notes (plus accrued interest on such Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased with the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer, which will be payable in cash, will be equal to the repurchase prices (expressed as percentages of principal amount) for the periods set forth below plus accrued and unpaid interest on the Notes repurchased, to, but excluding, the applicable repurchase date, if the commencement of the Asset Sale Offer occurs on the dates indicated, subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable repurchase date:

Date of Asset Sale Offer Commencement	Percentage
On or after the Issue Date until September 30, 2015	105%
On or after October 1, 2015 until September 30, 2016	110%
On or after October 1, 2016	115%

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the paying agent will select the Notes to be purchased on a pro rata basis or by lot (or, in the case of Global Notes, in accordance with the procedures of the Depositary), subject to adjustment so that Notes are maintained in a minimum denomination of $2,000 or a multiple of $1,000 in excess thereof. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer as set forth in this Indenture. To the extent that the provisions of any securities laws or regulations conflict with Section 3.09 or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 or this Section 4.10 by virtue of such compliance.

Section 4.11 Corporate Existence. Subject to Article V, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Company determines in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.12 Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13 Business Activities. The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Offer to Repurchase if Qualified IPO Not Consummated Prior to March 1, 2016. (a) If the Company has not consummated the Qualified IPO prior to the Qualified IPO Deadline, the Company will make an offer (a “Missed Qualified IPO Deadline Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes. In the Missed Qualified IPO Deadline Offer, the Company will offer a payment in cash equal to 110% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to, but excluding, the applicable repurchase date (the “Missed Qualified IPO Deadline Payment”), subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable repurchase date.

If the Company has not consummated the Qualified IPO prior to the Qualified IPO Deadline, within five calendar days after the Qualified IPO Deadline the Company will mail (or, in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar stating:

(1) that the Missed Qualified IPO Deadline Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days from the date such notice is mailed and no later than April 15, 2016 (the “Missed Qualified IPO Deadline Payment Date”);

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company default in the payment of the Missed Qualified IPO Deadline Payment, all Notes accepted for payment pursuant to the Missed Qualified IPO Deadline Offer will cease to accrue interest after the Missed Qualified IPO Deadline Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Missed Qualified IPO Deadline Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Missed Qualified IPO Deadline Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Missed Qualified IPO Deadline Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes repurchased; and

(7) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to a minimum denomination of $2,000 in principal amount or integral multiples of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes described in this Section 4.14. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.14 by virtue of such compliance.

(b) On the Missed Qualified IPO Deadline Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Missed Qualified IPO Deadline Offer in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of the Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit by 11:00 a.m. New York City time with the Paying Agent an amount equal to the Missed Qualified IPO Deadline Payment in respect of all Notes or portions of Notes validly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent will promptly mail or deliver to each tendering Holder an amount equal to the Missed Qualified IPO Deadline Payment for such Notes validly tendered and not properly withdrawn by such Holder and accepted for payment by the Company, and, in the case of a Definitive Note, the Company will promptly issue a new Note, and the Trustee will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Definitive Notes surrendered, if any; provided that each such new Definitive Note will be in minimum principal denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Missed Qualified IPO Deadline Payment Date. The Company will publicly announce the results of the Missed Qualified IPO Deadline Offer on or as soon as practicable after the Missed Qualified IPO Deadline Payment Date on its website or such other public medium that it may use at such time.

(d) Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Missed Qualified IPO Deadline Offer if the Company has not consummated the Qualified IPO prior to the Qualified IPO Deadline if notice of redemption for all outstanding Notes has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Missed Qualified IPO Deadline Offer may be made in advance of the Qualified IPO Deadline, conditioned upon the absence of the Qualified IPO prior to the Qualified IPO Deadline.

Section 4.15 Offer to Repurchase Upon Change of Control. (a) Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes. In the Change of Control Offer, the Company will offer a change of control payment in cash at the repurchase prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the Notes repurchased, to, but excluding, the applicable repurchase date (the “Change of Control Payment”), if the Change of Control occurs on the dates indicated, subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable repurchase date:

Date of Change of Control	Percentage
On or after the Issue Date until September 30, 2015	105%
On or after October 1, 2015 until September 30, 2016	110%
On or after October 1, 2016	115%

Within 30 days following any Change of Control, the Company will mail (or, in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar describing the transaction or transactions that constitutes or constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Notes repurchased; and

(7) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), which unpurchased portion must be equal to a minimum denomination of $2,000 in principal amount or integral multiples of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.15 by virtue of such compliance.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes validly tendered and not properly withdrawn pursuant to the Change of Control Offer in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; provided that if following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than $2,000, then the portion of the Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is $2,000;

(2) deposit by 11:00 a.m. New York City time with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered and not properly withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes accepted for payment together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent will promptly mail or deliver to each tendering Holder an amount equal to the Change of Control Payment for such Notes validly tendered and not properly withdrawn by such Holder and accepted for payment by the Company, and, in the case of a Definitive Note, the Company will promptly issue a new Note, and the Trustee will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder in a principal amount equal to any unpurchased portion of the Definitive Notes surrendered, if any; provided that each such new Definitive Note will be in minimum principal denominations of $2,000 and integral multiples of $1,000 in excess thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date on its website or such other public medium that it may use at such time.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.16 Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17 Additional Note Guarantees. If the Company or any of its Restricted Subsidiaries acquires or creates a Domestic Restricted Subsidiary after the Issue Date, then such newly acquired or created Domestic Restricted Subsidiary will, within 30 days of the date on which it was acquired or created:

(1) execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit E, pursuant to which such Domestic Restricted Subsidiary shall fully and unconditionally guarantee, on a senior secured basis, all of the Company’s Obligations under the Notes and this Indenture;

(2) execute and deliver to the Collateral Agent joinder agreements or similar agreements with respect to the applicable Collateral Documents necessary in order to grant to the Collateral Agent for the benefit of the Trustee and the holders of the Notes a perfected first-priority security interest, subject to the Intercreditor Agreement and Permitted Liens, in the assets (other than Excluded Assets) of such Domestic Restricted Subsidiary, including the filing of UCC financing statements in such jurisdictions as may be required by the Collateral Documents, as and when required thereby, and delivering to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Domestic Restricted Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Domestic Restricted Subsidiary to the Company or any Guarantor together with instruments of transfer executed and delivered in blank by a duly authorized officer of the Company or such Guarantor;

(3) take such further action and execute and deliver such other documents specified in the Collateral Documents to give effect to the foregoing; and

(4) deliver to the Trustee and the Collateral Agent an opinion of counsel (subject to customary qualifications and assumptions) that such supplemental indenture and any other documents required to be delivered pursuant to clauses (2) and (3) above have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitute legally valid and binding and enforceable obligations of such Domestic Restricted Subsidiary and regarding the perfection of such Liens in the Collateral of such Domestic Restricted Subsidiary as provided for in the Indenture or the Collateral Documents (in form and substance substantially consistent with the form of Opinion of Counsel delivered on the Issue Date (subject to customary qualifications, exceptions and assumptions));

provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Notwithstanding anything to the contrary, (x) each Restricted Subsidiary of the Company that, directly or indirectly, guarantees or otherwise provides direct credit support for any Obligations (other than the Notes) of the Company or any Guarantor and (y) each Domestic Restricted Subsidiary of the Company that is a borrower or a guarantor under the ABL Facility, in each case, will become a Guarantor in accordance with this Section 4.17.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is properly designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

(b) Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, a Subsidiary designated as an Unrestricted Subsidiary would fail to meet the definition of Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of such covenant.

(c) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted to be incurred under Section 4.09(a) calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation. Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.09.

Section 4.19 Valuation. The Company shall engage an independent third-party valuation firm (the “Appraiser”) to value the Notes and the Warrants for purposes of allocating the aggregate issue price for the Warrants and the Notes based upon their relative fair market values. The Company will provide notice of the Appraiser’s allocation to the Holders and the Trustee within 30 calendar days after the Issue Date.

Section 4.20 Further Assurances. (a) The Company and the Guarantors, at their sole cost and expense and subject to the Intercreditor Agreement, will execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, as applicable, any and all such further acts, deeds, conveyances, security agreements, account control agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments (including landlord-lender agreements, bailee letters and appraisals in respect of any real property), consents, authorizations, approvals and orders, and shall take all further action, as may be required pursuant to the Collateral Documents from time to time in order to:

(1) carry out the terms and provisions of the Collateral Documents and, if it is in effect, the Intercreditor Agreement;

(2) subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

(3) perfect and maintain the validity, enforceability, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby; and

(4) assure, convey, grant, assign, transfer, preserve, protect and confirm to the Collateral Agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the Collateral Agent under the Collateral Documents or under any other instrument executed in connection herewith.

(b) Upon the exercise by the Trustee, the Collateral Agent or any Holder of any power, right, privilege or remedy under this Indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company and the Guarantors will execute and deliver all applications, certifications, instruments and other documents and papers that may be required pursuant to the Collateral Documents from the Company or any Guarantor for such governmental consent, approval, recording, qualification or authorization.

(c) Neither the Trustee nor the Collateral Agent shall have any obligation to perfect or maintain the perfection of Liens.

Section 4.21 Real Estate Mortgages and Filings. With respect to any real property owned in fee simple by the Company or any Guarantor, where such owned real property does not constitute an Excluded Asset described in clause (3) of the definition thereof (the “Premises”), the Company or Guarantor shall within 90 days of the later of (x) the Issue Date and (y) the acquisition thereof, deliver to the Collateral Agent:

(a) as mortgagee, for the benefit of the Notes Secured Parties, fully executed counterparts of Mortgages duly executed by the Company or Guarantor, as the case may be, and corresponding UCC fixture filings, together with evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgages and corresponding UCC fixture filings as may be necessary to create a valid and perfected Lien, subject to the Intercreditor Agreement and Permitted Liens, against the Premises purported to be covered thereby, including, without limitation, evidence of the payment in full of all taxes, fees and other charges payable in connection with such Mortgages, recordings and filings;

(b) mortgagee’s title insurance policies in favor of the Collateral Agent in an amount equal to not less than 100% of the Fair Market Value of the Premises and fixtures purported to be covered by the related Mortgages, insuring that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances (subject to the Intercreditor Agreement and other than Permitted Liens), and such policies shall also include, to the extent available and issued at ordinary rates, customary endorsements and shall be accompanied by evidence of the payment in full (or satisfactory arrangements for the payment in full) of all premiums thereon and (ii) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue the title insurance policies and endorsements referenced herein with respect to each of the Premises;

(c) the most recent surveys of such Premises, together with either (i) an updated survey certification in favor of the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit and/or indemnity from the Company or Guarantor, as the case may be, stating that, to its knowledge, there has been no change in the facts depicted in the survey, other than, in each case, changes that do not materially adversely affect the use by the Company or such Guarantor, as applicable, of such Premises for the Company’s or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises and in each case, in form and substance sufficient for the title insurer issuing the title policies to remove the standard survey and survey-related exceptions from such policies and issue the survey, survey-related, and other endorsements required pursuant to clause (2) above to such policy;

(d) opinions of counsel in the jurisdictions where such Premises are located and the jurisdiction of the Company or Guarantor, as the case may be, in each case, addressed to the Collateral Agent and in form and substance customary in comparable financings, including, but not limited to, opinions stating that such Mortgage (i) has been duly authorized, executed and delivered by the Company or such Guarantor, (ii) constitutes a legally valid and binding and enforceable obligation of the Company or such Guarantor and (iii) is in proper form for recording in order to create, when recorded in the appropriate recording office, a mortgage Lien on the property and a security interest in that part of the property constituting fixtures, and upon proper recording in the appropriate recording office, the Mortgage will make effective such Lien and security interest intended to be created thereby;

(e) FEMA Standard Flood Hazard Determinations with respect to each of the Premises, and, in the event any such Premises is located in a special flood hazard area, evidence of flood insurance; and

(f) such other information, documentation, and certifications as may be necessary in order to create valid, perfected and subsisting Liens against the Premises covered by the Mortgages.

Section 4.22 Maintenance of Property and Insurance. (a) The Company will, and will cause each of its Restricted Subsidiaries to, keep all of their respective property material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, in good working order and condition in all material respects, ordinary wear and tear and casualty loss excepted; provided that the Company shall not be obligated to comply with the provisions of this paragraph to the extent that the failure to do so is not adverse in any material respect to the Holders.

(b) The Company will, and will cause each of its Restricted Subsidiaries to, maintain with one or more insurance companies of national standing insurance on all property material to the operation of the business of the Company and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are determined by the Company in good faith to be reasonable and prudent, taking into account the risks that are usually insured against in the same general area by companies engaged in the same business or a business that the Company deems reasonably similar (in each case, after giving effect to any self-insurance determined by the Company to be reasonable and prudent, taking into account the practices of similarly situated Persons engaged in the same or a Permitted Business).

Section 4.23 Post-Closing Collateral. To the extent the Company and the Guarantors are not able to execute and deliver all Collateral Documents required in connection with the creation and perfection of the Liens of the Collateral Agent on the Collateral (to the extent required by the Indenture Documents) on or prior to the Issue Date, the Company and the Guarantors will use their commercially reasonable efforts to have all security interests in the Collateral duly created and enforceable and perfected, to the extent required by the Indenture Documents, within 90 days following the Issue Date.

ARTICLE V

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets. (a) The Company will not, directly or indirectly: (a) consolidate or merge with or into another Person (whether or not the Company is the surviving entity); or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either (A) the Company is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia which, concurrently with the consummation of such consolidation, merger, sale, assignment, transfer, conveyance or other disposition, becomes a party to the Indenture, to the applicable Collateral Documents and to the Intercreditor Agreement by executing and delivering to the Trustee or the Collateral Agent, as applicable, a supplemental indenture in the form of Exhibit E and one or more joinders to such Collateral Documents and the Intercreditor Agreement, and causes such instruments to be filed and recorded in such jurisdictions and takes such other actions as may be reasonably necessary to perfect or continue the perfection of the Lien created under the Collateral Documents on the Collateral owned by or transferred to the surviving entity, and the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) complies with the Indenture and, in the case of the Opinion of Counsel, that such supplemental indenture is the valid, binding obligation of the successor company, enforceable against the successor company in accordance with its terms;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) or (ii) if the Qualified IPO has been consummated prior to such transaction, have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio of the Company for such four-quarter period.

(b) In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(c) In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 5.01(a)(1)(B) in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company under, and the Company shall be discharged from its Obligations under, this Indenture, the Notes and the Collateral Documents and the Intercreditor Agreement, with the same effect as if such successor Person had been named as the Company herein or therein.

(d) Clauses (3) and (4) of Section 5.01(a) will not apply to any merger or consolidation, or any sale, assignment, transfer, conveyance lease or other disposition of assets between or among the Company and the Guarantors or with or into an Affiliate solely for the purpose of reorganizing the Company in another jurisdiction.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01 Events of Default. Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on the Notes;

(2) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, premium, if any, on, or special distribution, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 3.09, 4.07, 4.09, 4.10, 4.14, 4.15 or 5.01;

(4) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture Documents for 60 days after notice of such failure is delivered to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million (or, if the Qualified IPO has been consummated, $10 million) or more;

(6) one or more judgments in an aggregate amount in excess of $5.0 million (or, if the Qualified IPO has been consummated, $10 million) shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) except as expressly permitted by the Indenture or the Collateral Documents, with respect to any assets or property having a Fair Market Value in excess of $1.0 million, individually or in the aggregate, that constitutes, or under the Indenture or any Collateral Document is required to constitute, Collateral, (a) any of the Collateral Documents shall for any reason cease to be in full force and effect, or the Company or a Guarantor shall so assert, or (b) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the Collateral Agent taking any action in its sole control;

(8) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee), or any Guarantor denies or disaffirms its obligations under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee);

(9) the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors; and

(10) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration. (a) In the case of an Event of Default specified in clause (9) or (10) of Section 6.01 with respect to the Company, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Company (with a copy to the Trustee), may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately.

(b) Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all Holders, rescind an acceleration with respect to the Notes and its consequences if (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default (other than any Event of Default with respect to the nonpayment of the principal of, premium, if any, special distribution, if any, or interest on the Notes that has become due solely because of such acceleration) have been cured or waived by the requisite Holders. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, special distribution, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all Holders, waive (including waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, special distribution, if any, or interest on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or Collateral Agent, as applicable, or exercising any trust or power conferred on it. However, the Trustee or Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture, the Intercreditor Agreement or the Collateral Documents or that the Trustee or Collateral Agent, as applicable, determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee or Collateral Agent, as applicable, in personal liability or if the Holders have failed to provide the indemnity or security required by Section 7.02(g). The Trustee and the Collateral Agent may take any other action deemed proper by the Trustee and Collateral Agent, as applicable, which is not inconsistent with such direction.

Section 6.06 Limitation on Suits. Except to enforce the right to receive payment of principal, premium, if any, special distribution, if any, or interest when due in accordance with Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(b) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have in writing requested the Trustee to pursue the remedy;

(c) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(e) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a written direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, special distribution, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Company will pay to the Trustee, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for the principal of, premium, if any, special distribution, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and premium and special distribution and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, their agents and counsel.

If the Company fails to pay such amount forthwith, the Trustee may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceedings to the judgment or final decree, and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out the property of the Company or any other obligor upon the Notes, wherever situated.

Section 6.09 Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and Collateral Agent and its respective agents and counsel (or their respective agents and counsel if the Trustee and Collateral Agent are different Persons), and any other amounts due the Trustee under Section 7.07 and the Collateral Agent under Section 10.11. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee and Collateral Agent, its agents and counsel (or their respective agents and counsel if the Trustee and Collateral Agent are different Persons), and any other amounts due the Trustee under Section 7.07 or the Collateral Agent under Section 10.11 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities. Subject to the terms of the Intercreditor Agreement, any money or property collected by the Trustee pursuant to this Article VI or by the Collateral Agent pursuant to the Collateral Documents, or any money or other property distributable in respect of the Company’s or the Guarantors’ Obligations under the Indenture Documents after an Event of Default, shall be applied in the following order:

First: to the Trustee, the Collateral Agent, the Agents and their respective agents and attorneys for amounts due under Section 7.07 and Section 10.11, including payment of all compensation, reasonable expenses and liabilities incurred, and all advances made, by the Trustee, the Agents and the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, special distribution, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, special distribution, if any, and interest, respectively; and

Third: any surplus remaining after the payment in full in cash of all the Obligations under the Notes shall be paid to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every case the Company, the Trustee and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder.

ARTICLE VII

TRUSTEE

Section 7.01 Duties of Trustee. (a) The Trustee, prior to the occurrence of an Event of Default and after the curing of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith or willful misconduct on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Documents and the Intercreditor Agreement that in any way relates to the conduct of, or in any way affects the liability or affords protection to, the Trustee is subject to this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) The Trustee agrees to accept and act upon facsimile or electronic transmission (including portable document format) of documents hereunder.

Section 7.02 Rights of Trustee. (a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney (at the reasonable expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation).

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.

(g) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(h) Any permissive right or authority granted to the Trustee in this Indenture shall not be construed as a mandatory duty.

(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture. In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(l) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware of software) or communication services; strikes or similar labor disputes; and sets of civil or military authorities and government action.

(m) The Trustee shall have no obligation to monitor or verify compliance by the Company or any Guarantor with any other obligation or covenant under this Indenture or the Collateral Documents.

(n) The Trustee shall have no duty (i) to cause the maintenance of any insurance, (ii) with respect to the payment or discharge of any tax, charge or Lien levied against any part of the Collateral or (iii) with respect to the filing or refiling of any Collateral Document.

(o) The Trustee shall be under no obligation to the Holders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, statements made in, or conditions of any of the Collateral or Collateral Documents or to inspect the property (including the books and records) of the Company.

(p) The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens upon any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part.

(q) The Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent (other than the Trustee) or any records maintained by any co-Registrar with respect to the Notes.

(r) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to assume no such event occurred.

Section 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Collateral or the Collateral Documents, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication, and it assumes no responsibility for their correctness.

Section 7.05 Notice of Defaults. (a) If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee will send or cause to be sent to Holders a notice of the Default or Event of Default within 90 days after it occurs (or promptly after discovery if the Trustee learns of such Default or Event of Default thereafter), unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, special distribution, if any, or interest on, any Note, the Trustee shall be protected in withholding the notice if and so long as it in good faith determines that withholding the notice is in the interests of the Holders.

(b) The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default (other than a Default or Event of Default in the payment of interest, premium, if any, or special distribution, if any, on, or the principal of, the Notes) unless a Responsible Officer of the Trustee has actual knowledge thereof or shall have received written notice thereof at its address set forth in Section 13.01 from the Company or any Guarantor or Holders of at least 25% in aggregate principal amount of the then outstanding Notes specifying the occurrence and nature thereof and stating that such notice is a notice of default.

Section 7.06 Reports by Trustee to Holders. Within 60 days after each October 1 beginning with October 1, 2015, and for so long as Notes remain outstanding, the Trustee will send to the Holders a report dated as of such reporting date, in accordance with, and to the extent required by, § 313 of the TIA.

Section 7.07 Compensation and Indemnity. (a) The Company shall pay to the Trustee and Agents from time to time reasonable compensation as shall be agreed to in writing by the Company and the Trustee and Agents for its acceptance of this Indenture and services hereunder (it being hereby agreed that the compensation set forth in any fee letter between the Company and the Trustee and Agents shall be deemed to be reasonable). The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee and Agents promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Guarantors will, jointly and severally, indemnify the Trustee and the Agents (and their respective officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by them arising out of or in connection with the acceptance or administration of their duties under this Indenture and the Collateral Documents, including the costs and expenses of enforcing this Indenture and the Collateral Documents against the Company and the Guarantors (including this Section 7.07) and defending themselves against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of their powers or duties hereunder and in connection with the exercise or performance of any of their powers or duties under the Intercreditor Agreement and the Collateral Documents, except to the extent any such loss, liability or expense may be attributable to any such Person’s negligence, willful misconduct or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense, provided that the Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and shall survive the resignation, removal or replacement of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07 and in Section 10.11, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Trustee or Collateral Agent.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee. (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08 and the Company’s receipt of written notice from the successor Trustee of such appointment.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver of the Trustee or of its property shall have been appointed, or a custodian or public officer takes charge of the Trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns, is removed or becomes incapable of acting, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee, without any further act, deed, or conveyance, will have all the rights, powers, trusts and duties of the Trustee under this Indenture; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder, subject nevertheless to its Lien provided for in Section 7.07. The Company will give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to Holders. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc. Any entity into which the Trustee may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such entity shall be otherwise qualified and eligible under this Article, to the extent operative, without the execution or filing of any paper or further act on the part of any of the parties hereto. In the case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10 Eligibility; Disqualification. (a) There will at all times be a Trustee hereunder that is an entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition. If at any time the Trustee ceases to be eligible in accordance with the provisions of this Section 7.10, it shall resign immediately in the manner and with the effect specified in this Article.

(b) This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee shall comply with the terms of TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against the Company. The Trustee is subject to TIA § 311, excluding any creditor relationship listed in TIA § 311(b).

Section 7.12 Trustee in Other Capacities; Registrar and Paying Agent. References to the Trustee in Sections 7.01(b) (but without giving effect to the words “Except during the continuance of an Event of Default” set forth therein), (c), (e), (f), (g), 7.02, 7.03, 7.04, 7.07, 7.08 and 7.09 shall be understood to include the Trustee when acting in its other capacities under this Indenture, including as Paying Agent and Registrar. Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Collateral Documents and the Intercreditor Agreement, with the necessary modifications, in addition to this Indenture. The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture shall apply to the Trustee, whether it is acting under this Indenture or the other Indenture Documents.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at their option evidenced by a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article VIII.

Section 8.02 Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute such instruments as reasonably requested by the Company acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest, premium, if any, or special distribution, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(2) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.07, 2.10 and 4.02;

(3) the rights, powers, trusts, duties and immunities of the Trustee, the Collateral Agent and the Agents (including, without limitation, Sections 7.07 and 10.11), and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 3.09, 4.03, 4.04(a), 4.07, 4.08, 4.09, 4.10, 4.11(2), 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.20, 4.21, 4.22, 4.23 and 5.01 with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through (8) will no longer constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized, investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium, if any, special distribution, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than the Indenture or any material agreement or instrument governing any other Indebtedness being substantially concurrently defeased or discharged);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and any material agreement or instrument governing any other Indebtedness being contemporaneously defeased, discharged or replaced) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, special distribution, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Company. Subject to applicable abandoned property laws, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, special distribution, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, special distribution, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company make any payment of principal of, premium, if any, special distribution, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders. Notwithstanding Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend, supplement or waive any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of an Company’s or a Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of the applicable provision of any Indenture Document;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(8) to evidence and provide for the acceptance and appointment of a successor trustee under this Indenture pursuant to the requirements hereof;

(9) to allow any Guarantor to execute a supplemental indenture to evidence its Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of this Indenture; or

(10) to enter into additional or supplemental Collateral Documents or to release Collateral from the Lien of this Indenture or the Collateral Documents in accordance with the terms of this Indenture, subject to the Intercreditor Agreement.

Section 9.02 With Consent of Holders. Except as provided below in this Section 9.02, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may amend or supplement this Indenture (including Sections 3.09, 4.10, 4.14 and 4.15), the Notes, the Note Guarantees, the Collateral Documents and, with the consent of the First Priority Collateral Agent, the Intercreditor Agreement, with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Subject to Sections 6.04 and 6.07, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company or the Guarantors with any provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or, with the consent of the First Priority Collateral Agent, the Intercreditor Agreement (including waivers or consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10, 4.14 and 4.15);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium, if any, special distribution, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest, premium, if any, or special distribution, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10, 4.14 or 4.15); or

(8) release any Guarantor from any of its obligations under its Note Guarantee, other than as permitted in Section 11.05;

(9) change the ranking of the Notes or the Note Guarantees in a manner that adversely affects the rights of the Holders;

(10) make any change in the preceding or following amendment and waiver provisions.

Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of this Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes and the Note Guarantees will require the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders affected thereby (with a copy to the Trustee) a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03 Revocation and Effect of Consents. (a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to Section 9.03(b), any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action required or permitted to be taken pursuant to this Indenture, other than the delivery of instructions by Holders to the Trustee or Collateral Agent. If a record date is fixed, then notwithstanding clause (a) of this Section 9.03, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective more than 120 days after such record date.

Section 9.04 Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Collateral Agent to Sign Amendments, etc. Upon the request of the Company accompanied by a resolution of the Board of Directors of the Company authorizing the execution of any such amendment or supplement and upon the filing with the Trustee and the Collateral Agent, if applicable, of evidence of the consent of the Holders if required pursuant to Section 9.02, the Trustee and the Collateral Agent, if applicable, will sign any amendment or supplement authorized pursuant to this Article XI if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Collateral Agent, as applicable. In executing any amendment or supplement, the Trustee and the Collateral Agent, as applicable, will be entitled to receive and (subject to Section 7.01) will be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable, and that the amendment or supplement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

ARTICLE X

COLLATERAL AND SECURITY

Section 10.01 Grant of Security Interest. (a) To secure the due and punctual payment of the principal of, premium, if any, special distribution, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, special distribution, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all other Indenture Obligations of the Company and the Guarantors, the Company and the Guarantors hereby covenant to cause the Collateral Documents to be executed and delivered concurrently with this Indenture, or in certain circumstances set forth in this Indenture and the Collateral Documents, subsequent to the Issue Date. The Collateral Documents shall provide for the grant by the Company and the Guarantors party thereto to the Collateral Agent of security interests in the Collateral, subject to Permitted Liens and subject to the terms of the Intercreditor Agreement.

(b) Each of the Trustee and, by its acceptance of a Note, each Holder (i) appoints the Collateral Agent to act as its agent (and to hold any security interest created by the Collateral Documents for and on behalf of for it) under this Indenture, the Collateral Documents and the Intercreditor Agreement (and by its signature below, the Collateral Agent accepts such appointment) for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Company or any Guarantor to secure any of the Indenture Obligations, together with such powers and discretion as are reasonably incidental thereto, (ii) authorizes the Collateral Agent to enter into the Collateral Documents to which it is a party and the Intercreditor Agreement, to make any representations on behalf of the Holders as may be set forth in the Collateral Documents and the Intercreditor Agreement, to take such action on its behalf and in the Collateral Agent’s designated capacity under the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and to perform its obligations and exercise its rights and powers expressly designated to it hereunder and thereunder in accordance herewith and therewith, and (iii) consents and agrees to the terms of the Intercreditor Agreement and each Collateral Document. Each of the Trustee and each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon the Trustee and all Holders. The duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have a fiduciary or trust relationship with the Trustee, any Holder, obligor or any other Person by reason of this Indenture, the Intercreditor Agreement or any of the Collateral Documents. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes. The foregoing will not limit the right of the Company or any Guarantor to amend, waive or otherwise modify the Collateral Documents in accordance with their terms.

(c) The Collateral Agent shall not have any duties or responsibilities except those expressly set forth in this Indenture, the Intercreditor Agreement and the Collateral Documents to which the Collateral Agent is a party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Intercreditor Agreement or the Collateral Documents or otherwise exist on the part of the Collateral Agent. The conferral upon the Collateral Agent of any right shall not imply a duty on the Collateral Agent’s part to exercise such right.

(d) The Collateral Agent may perform its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents to which the Collateral Agent is a party by or through receivers, agents, attorneys-in-fact and employees. The Collateral Agent may consult with and employ legal counsel, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel.

(e) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith that it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts and (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law).

(f) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, consent, certificate, affidavit, letter, certification, statement, notice or other communication or document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of legal counsel (including counsel to the Company or any obligor). The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture or other paper or document. The Collateral Agent shall have no liability for failing or refusing to take any action or to exercise any discretionary right under this Indenture, the Intercreditor Agreement or the Collateral Documents unless it shall first receive such advice, direction, instruction or concurrence as is required hereunder or under such Collateral Documents; and the Collateral Agent has the right to seek instructions before acting or electing not to act under this Indenture, the Intercreditor Agreement and/or the Collateral Documents. The Collateral Agent shall in all cases have no liability in acting, or refraining from acting, under this Indenture, the Intercreditor Agreement and the Collateral Documents in accordance with a direction or instruction from the Company, the Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Notes or such other Secured Parties as are entitled to direct under the Collateral Documents, as applicable, and such direction or instruction and any action taken or failure to act pursuant thereto shall be binding upon all the Holders. Before the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Collateral Agent will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Collateral Agent may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g) The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless a Responsible Officer of the Collateral Agent has received written notice from the Company, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes (as certified by the Trustee) specifying the occurrence and nature thereof and stating that such notice is a notice of default.

(h) The Collateral Agent shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement or any Collateral Documents or instrument referred to or provided for herein or therein, except to the extent that any of the foregoing are found by a final, nonappealable decision of a court of competent jurisdiction to have resulted from its own gross negligence, willful misconduct or bad faith. The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any obligor of any obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The

Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Collateral Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Collateral Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Collateral Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Collateral Documents. The Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Collateral Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Collateral Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Collateral Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Intercreditor Agreement and the Collateral Documents. In no event shall the Collateral Agent be liable to any Person under this Indenture, the Intercreditor Agreement or the Collateral Documents for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage.

(i) No provision of this Indenture, the Intercreditor Agreement or the Collateral Documents shall require the Collateral Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers unless the Collateral Agent shall have received security or indemnity satisfactory to the Collateral Agent against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or any of the Collateral Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any such remedy or to inspect or conduct any studies of any property under the Mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as the result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Collateral Agent in its sole discretion, protecting the Collateral Agent from all such liability. The Collateral Agent shall at any time be entitled to cease taking any action described above if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(j) The parties hereto and the Holders hereby agree and acknowledge that the Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Collateral Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the

Intercreditor Agreement and the Collateral Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral, including the properties under the Mortgages, and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral, including the properties under the Mortgages, as those terms are defined in Section 101(20)(E) of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., as amended.

(k) The Trustee and, by its acceptance of a Note, each Holder acknowledges that, as more fully set forth in the Collateral Documents, the Collateral as now or hereafter constituted shall be held by the Collateral Agent for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Liens granted by the Collateral Documents in respect of the Trustee and the Holders are subject to and qualified and limited in all respects by the Collateral Documents and actions that may be taken thereunder. In the event of conflict between the Intercreditor Agreement, any of the other Collateral Documents and this Indenture, the Intercreditor Agreement shall govern and control.

(l) The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

(m) The Collateral Agent shall have no liability whatsoever for any delays resulting from the Company’s failure to obtain any requisite governmental approvals or consents relating to perfection of any Lien in any foreign jurisdiction.

(n) In no event shall the Collateral Agent be required to execute and deliver any landlord lien waiver, estoppel or collateral access letter, or any account control agreement or any instruction or direction letter delivered in connection with such document that the Collateral Agent determines adversely affects it or otherwise subjects it to personal liability, including without limitation agreements to indemnify any contractual counterparty.

(o) The Collateral Agent shall be entitled to all of the rights, privileges and protections of the Trustee set forth in Article VII.

Section 10.02 Recording and Opinions. (a) The Company shall, and shall cause each of the Guarantors to, at its sole cost and expense, take or cause to be taken such actions as may be required by the Collateral Documents, to perfect, maintain (with the priority required under the Collateral Documents and the Intercreditor Agreement), preserve and protect the valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral granted by the Collateral Documents in favor of the Collateral Agent as security for the Obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents, superior to and prior to the rights of all third Persons (other than as set forth in the Intercreditor Agreement and other than to the extent permitted or not prohibited under this Indenture with respect to Permitted Liens), and subject to no other Liens (other than Permitted Liens), including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Collateral Agent, and the Trustee under this Indenture and the Collateral Documents to all property comprising the Collateral, and (ii) the delivery of the certificates evidencing the securities pledged under any Collateral Document, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(b) The Company shall furnish to the Trustee and the Collateral Agent, on or within one month after October 1 of each year, commencing on or within one month after October 1, 2015, an Opinion of Counsel in compliance with TIA § 314(b)(2); provided, however, that no such Opinion of Counsel shall be required with respect to Collateral Documents governed by the laws of any jurisdiction other than the United States or any state of the United States or the District of Columbia.

Section 10.03 Release of Collateral. (a) Subject to the Intercreditor Agreement, the Collateral Agent shall not at any time release the Collateral from the security interests created by the Collateral Documents unless such release is expressly in accordance with the provisions of this Indenture, the applicable Collateral Documents and the Intercreditor Agreement.

(b) The release of any Collateral from the terms of the Collateral Documents shall not be deemed to impair or materially adversely affect the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement.

Section 10.04 Specified Releases of Collateral. (a) Collateral will be released from the Liens and security interests created by the Collateral Documents at any time or from time to time in accordance with the provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement. The Company and the Guarantors will be entitled to releases of property and assets included in the Collateral from the Liens securing Indenture Obligations under any one or more of the following circumstances, and such Liens on such assets shall automatically, without requirement for consent or approval from the Holders, the Trustee or the Collateral Agent and without the need for any further action by any Person, be released, terminated and discharged:

(1) if Collateral is sold, transferred, disbursed or otherwise disposed of to a Person (other than the Company or a Guarantor) to the extent such sale, transfer, disbursement or disposition is not prohibited by the provisions of this Indenture; provided that any products or proceeds received by the Company or a Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by this Indenture and the Collateral Documents;

(2) if any Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary of the Company), that Guarantor’s property and assets will also be released from the Liens securing its Note Guarantee and the other Indenture Obligations;

(3) if required or permitted in accordance with the terms of the Intercreditor Agreement or the Collateral Documents;

(4) as described under Section 9.02;

(5) as described under Section 10.05; or

(6) if such property or assets are or become Excluded Assets.

(b) Upon the written request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Collateral Documents and the Intercreditor Agreement have been met, and that the release is permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement, and upon receipt of such instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the

Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to give effect to or to evidence the release of any Collateral. The Trustee and the Collateral Agent shall take such action under this Indenture and the Collateral Documents or otherwise as may be reasonably requested by the Company or the Guarantors, as the case may be, to give effect to or evidence any such release.

Section 10.05 Release upon Satisfaction or Defeasance of all Outstanding Obligations. (a) The Liens on all Collateral that secure the Notes and the Note Guarantees will be automatically terminated and released without the need for further action by any Person:

(1) if the Company exercises Legal Defeasance or Covenant Defeasance as described under Section 8.01;

(2) upon satisfaction and discharge of this Indenture as described under Article XII; or

(3) upon payment in full in immediately available funds of the principal of, premium, if any, special distribution, if any, and accrued and unpaid interest on the Notes and all other Obligations under this Indenture and the Collateral Documents that are then due and payable.

(b) Upon the written request of the Company pursuant to an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent hereunder and under the Collateral Documents and the Intercreditor Agreement have been met, and that the release is permitted by this Indenture, the Collateral Documents and the Intercreditor Agreement, and upon receipt of such instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Collateral Agent, without the consent of any Holder or the Trustee and at the expense of the Company or the Guarantors, shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral.

Section 10.06 Form and Sufficiency of Release. In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or such Guarantor to any Person other than the Company or a Guarantor, in each case in accordance with Section 10.04 or 10.05, and the Company or such Guarantor requests in writing that the Trustee or Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Documents, the Trustee and the Collateral Agent, as applicable, shall execute, acknowledge and deliver to the Company or such Guarantor (in the form prepared by the Company at the Company’s sole expense) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Documents.

Section 10.07 Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company or the Guarantors be under any obligation to ascertain or inquire into the authority of the Company or the Guarantors to make such sale or other disposition.

Section 10.08 Authorization of Actions to be Taken by the Collateral Agent Under the Collateral Documents. (a) The Trustee and, by its acceptance of a Note, each Holder agree that the Collateral Agent shall execute and deliver the Intercreditor Agreement and the Collateral Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Collateral Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes, the Trustee or the Company, as applicable.

(b) Prior to the occurrence of an Event of Default, the Company may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement. After the occurrence of an Event of Default or as otherwise provided herein, the Trustee, the Holders of a majority in aggregate principal amount of the then outstanding Notes or such other Secured Parties as are entitled to direct under the Collateral Documents may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Collateral Documents or the Intercreditor Agreement.

Subject to the provisions of the Collateral Documents and unless otherwise expressly provided herein or therein, the Trustee may, at the direction of a majority of the Holders, direct the Collateral Agent to take all actions necessary or appropriate in order to (i) enforce any of the terms of the Collateral Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Company and the Guarantors hereunder and thereunder.

Section 10.09 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents. The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 10.10 Action by the Collateral Agent. Subject to the provisions of the Collateral Documents and the Intercreditor Agreement, the Collateral Agent shall have the power to institute and to maintain such suits and proceedings in order to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as are necessary to preserve or protect its interest and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest granted pursuant to any Collateral Document or be prejudicial to the interests of the Holders or the Trustee).

In each case that the Collateral Agent may or is required hereunder or under any Collateral Document to take any action (an “Action”), including to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Collateral Document, the Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with indemnity or security satisfactory to it, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

Notwithstanding anything to the contrary in this Indenture or any Collateral Document, in no event shall the Collateral Agent be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the Collateral Documents (including the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Collateral Agent be responsible for, and the Collateral Agent makes no representation regarding, the validity, effectiveness or priority of any of the Collateral Documents or the security interests or Liens intended to be created thereby.

Section 10.11 Compensation and Indemnity. (a) The Company will pay to the Collateral Agent from time to time reasonable compensation as shall be agreed to in writing by the Company and the Collateral Agent for its acceptance of this Indenture, the Intercreditor Agreement, the Collateral Documents and services hereunder (it being hereby agreed that the compensation set forth in any fee letter between the Company and the Collateral Agent shall be deemed to be reasonable). The Company will reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.

(b) The Company and the Guarantors will, jointly and severally, indemnify the Collateral Agent (and its officers, directors, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, the Intercreditor Agreement and the Collateral Documents, including (i) any claim relating to the grant to the Collateral Agent of any Lien in any property or assets of the Company or the Guarantors and (ii) the costs and expenses of enforcing this Indenture, the Intercreditor Agreement and the Collateral Documents against the Company and the Guarantors (including this Section 10.11) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, willful misconduct or bad faith. The Collateral Agent will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the Collateral Agent will cooperate in the defense; provided that the Collateral Agent may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 10.11 will survive the satisfaction and discharge of this Indenture and the resignation, removal or replacement of the Collateral Agent.

Section 10.12 Resignation; Successor Collateral Agent. Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving written notice thereof to the Company, the Trustee and the Holders. Upon receipt of such notice, the Company shall appoint a successor Collateral Agent that shall satisfy the criteria for a replacement Trustee as set forth in Section 7.10 hereof. Upon acceptance by a successor Collateral Agent of an appointment to serve as Collateral Agent hereunder and under the Intercreditor Agreement and the Collateral Documents, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, duties and obligations of the retiring Collateral Agent without further act but the retiring Collateral Agent shall continue to have the benefits of the compensation, reimbursement and indemnification set forth in this Indenture and the Collateral Documents. Notwithstanding any Collateral Agent’s resignation, the provisions of this Article X shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Collateral Agent. Any successor to the Collateral Agent by merger or acquisition of stock or acquisition of the corporate trust business shall continue to be Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Section 10.13 Rights, Immunities, etc. under the Collateral Documents and the Intercreditor Agreement. The provisions of this Indenture, including those provisions relating to the rights, duties, powers, privileges, protections and indemnification of the Collateral Agent shall apply with respect to any actions taken or not taken by the Collateral Agent under any Collateral Documents and the Intercreditor Agreement. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreement or any Collateral Document, the Trustee and the Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

ARTICLE XI

NOTE GUARANTEES

Section 11.01 Guarantee. (a) Subject to this Article XI, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, special distribution, if any, and interest on, the Notes will be promptly paid in full when due, subject to the applicable grace periods, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Company to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to applicable grace periods, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability. Each Guarantor and, by its acceptance of Notes and the Note Guarantees, each Holder hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XI, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee. Each Guarantor hereby agrees that its execution and delivery of this Indenture or, if applicable, any supplemental indenture substantially in the form of Exhibit E pursuant to Section 4.17 and this Section 11.03 shall evidence its Note Guarantee set forth in Section 11.01 without the need for notation on the Notes. In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Restricted Subsidiary after the Issue Date, if required by Section 4.17, the Company will cause such Domestic Restricted Subsidiary to comply with the provisions of Section 4.17 and this Article XI, to the extent applicable. Notwithstanding anything to the contrary, the Company shall cause (x) each Restricted Subsidiary of the Company that, directly or indirectly, guarantees or otherwise provides direct credit support for any Obligations (other than the Notes) of either Company or any Guarantor and (y) each Domestic Restricted Subsidiary of the Company that is a borrower or a guarantor under the Credit Agreement to comply with Section 4.17.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms. Except as otherwise provided in Section 11.05, no Guarantor (other than a Guarantor whose Note Guarantee is to be released in accordance with Section 11.05) may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(A) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture substantially in the form of Exhibit E and appropriate Collateral Documents; or

(B) the Net Proceeds of such sale or other disposition are or will be applied in accordance with Section 4.10.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture substantially in the form of Exhibit E, executed and delivered to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so evidenced will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter executed in accordance with the terms of this Indenture as though all of such Note Guarantees had been executed at the Issue Date.

Except as set forth in Articles IV and V, and notwithstanding Section 11.04(2)(A) and 11.04(2)(B), nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05 Releases. (a) The Note Guarantee of a Guarantor will be automatically and unconditionally released, without the consent of any Holder:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.10;

(2) in connection with any sale or other disposition of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company and as a result of such sale or other disposition, such Guarantor is no longer a Subsidiary of the Company, if the sale, issuance or other disposition does not violate Section 4.10;

(3) if the Company designates any Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.18;

(4) upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; or

(5) to the extent required by the Intercreditor Agreement in connection with the sale of all of the Capital Stock of a Guarantor;

(6) upon a Legal Defeasance or Covenant Defeasance in accordance with Article VIII or satisfaction and discharge of this Indenture in accordance with Article XII.

(b) At the Company’s written request, in the event that a Note Guarantee of a Guarantor shall be released in accordance with this Section 11.05, the Trustee will execute and deliver an instrument acknowledging such release in accordance with the terms of this Indenture (in a form prepared by the Company).

(c) Any Guarantor not released from its obligations under its Note Guarantee with the consent of the Holders as provided in Section 9.02 or as provided in this Section 11.05 will remain liable for the full amount of principal of and interest, premium, if any, and special distribution, if any, on the Notes and for the other Obligations of any Guarantor under this Indenture as provided in this Article XI.

ARTICLE XII

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice (or sending a notice in accordance with the applicable procedures of DTC) of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) in the case of Section 12.01(1)(B), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens to secure such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which the Company or any Guarantor, as the case may be, is a party or by which the Company or any Guarantor, as the case may be, is bound (other than any material agreement or instrument governing any other Indebtedness being contemporaneously defeased or discharged);

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it or them under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 and 10.11, which, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money. Subject to the provisions of Section 8.06, all money and non-callable Government Securities deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any and special distribution, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Company has made any payment of principal of, premium, if any, special distribution, if any, or interest on, any Notes because of the reinstatement of their obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XIII

MISCELLANEOUS

Section 13.01 Notices. Any notice or communication by the Company, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Good Technology Corporation

430 N. Mary Avenue, Suite 200

Sunnyvale, CA 94085

Attention: Chief Financial Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

If to the Trustee, Collateral Agent, Registrar and/or Paying Agent:

U.S. Bank National Association

633 West Fifth Street, 24th Floor

Los Angeles, California 90071

Facsimile No.: (213) 615-6197

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if mailed or if transmitted by facsimile; and the Business Day of delivery to the recipient as confirmed by the courier, if sent by overnight air courier.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

Section 13.02 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.03 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any Guarantor to the Trustee or Collateral Agent to take any action under this Indenture, the Collateral Documents or the Intercreditor Agreement, the Company or such Guarantor, as the case may be, shall furnish to the Trustee or Collateral Agent, as applicable:

(1) an Officer’s Certificate in form reasonably satisfactory to the Trustee or Collateral Agent, as applicable, (which must include the statements set forth in Section 13.04) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture, the Collateral Documents or the Intercreditor Agreement, as applicable, relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form reasonably satisfactory to the Trustee or Collateral Agent, as applicable, (which must include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than the Officer’s Certificate required by Section 4.04) shall include:

(1) a statement that each individual signing such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of each such individual, such condition or covenant has been satisfied;

provided, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05 Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Recourse Against Others. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.07 Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT (OTHER THAN MORTGAGES), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURTS OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT (OTHER THAN MORTGAGES) IN ANY COURT REFERRED TO IN THE PRECEDING PARAGRAPH. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES IN SECTION 13.01. NOTHING IN THIS INDENTURE OR ANY OTHER INDENTURE DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR ANY OTHER INDENTURE DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS INDENTURE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.07.

Section 13.08 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors. All agreements of the Company in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture will bind their respective successors. All agreements of each Guarantor in this Indenture and the Note Guarantees will bind its successors, except as otherwise provided in Section 11.05.

Section 13.10 Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals. The parties may sign any number of copies or counterparts of this Indenture. Each signed copy or counterpart will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

Section 13.12 Table of Contents, Headings, etc. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Trustee and Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties hereto agree that they will provide the Trustee and Collateral Agent with such information as they may request in order to satisfy the requirements of the USA PATRIOT Act.

Section 13.14 Calculations. Except as otherwise provided herein, the Company will be responsible for making all calculations called for under this Indenture or the Notes. The Company will make all such calculations in good faith and, absent manifest error, its calculations will be final and binding on Holders. The Company will provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee will deliver a copy of such schedule to any Holder upon the written request of such Holder.

*            *             *

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be executed as of the date first written above.

GOOD TECHNOLOGY COMPANY

By:	/s/ Ronald J. Fior
Name: Ronald J. Fior
Title: Chief Financial Officer

GUARANTORS:

APPCENTRAL, INC.

By:	/s/ Ronald J. Fior
Name: Ronald J. Fior
Title: President

BOXTONE INC.

By:	/s/ Ronald J. Fior
Name: Ronald J. Fior
Title: President

COPIUN, INC.

By:	/s/ Ronald J. Fior
Name: Ronald J. Fior
Title: President

GOOD TECHNOLOGY SOFTWARE INC.

By:	/s/ Ronald J. Fior
Name: Ronald J. Fior
Title: President

U.S. BANK NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President

EXHIBIT A

[Form of Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [            ]

ISIN [            ]

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. PLEASE CONTACT CHIEF FINANCIAL OFFICER AT GOOD TECHNOLOGY CORPORATION, 430 N. MARY AVENUE, SUITE 200, SUNNYVALE, CA 94085 TO OBTAIN INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT AND YIELD TO MATURITY.

Good Technology Corporation

5.0% Senior Secured Note due 2017

No. [144A][Reg. S][AI]-[ ]	$[ ]

Good Technology Corporation, a Delaware corporation (the “Company,” which term includes any successor entities), for value received promise to pay to              or its registered assigns, the principal sum of              [(or such principal amount as may be set forth in the attached Schedule of Exchanges of Interests in the Global Note) ]on October 1, 2017, and to pay interest thereon as hereinafter set forth.

Interest Payment Dates: April 1 and October 1, beginning [    ]

Record Dates: March 15 and September 15

Dated: [                 ], 20[    ]

Reference is made to the further provisions of this Note contained on the reverse side of this Note, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Good Technology Corporation

By:
Name:
Title

TRUSTEE CERTIFICATE OF AUTHENTICATION

This Note is one of the 5.0% Senior Secured Notes due 2017 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

Authorized Signatory

Dated: [                    ], 20[    ]

[Form of Back of Note]

5.0% Senior Secured Note due 2017

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST; SPECIAL DISTRIBUTION. Good Technology Corporation, a Delaware corporation (the “Company,” which term includes any successor entities), promises to pay interest on the principal amount of this Note at 5.0% per annum from [                    ], 201[    ] until maturity. The Company will pay interest semi-annually, in arrears, on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be [                    ], 201[    ]. In addition, on October 1, 2017 (the “Maturity Date”), the Company will make a cash payment to each holder of Notes of an amount equal to 15% of the principal amount of the Notes outstanding (the “special distribution”) and held by such holder as of the close of business on the business day immediately preceding the Maturity Date.

The Company will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and special distribution, if any, at a rate that is equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; they will pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 (whether or not a Business Day) next preceding the Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, special distribution, if any, and interest at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium, if any, and special distribution, if any, on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE. The Company issued the Notes under an Indenture dated as of September 30, 2014 (as it may be amended, supplemented or otherwise modified, the “Indenture”) among the Company, the Guarantors, the Trustee and the Collateral Agent. This Note is one of a duly authorized issue of notes of the Company designated as their 5.0% Senior Secured Notes due 2017. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

(5) OPTIONAL REDEMPTION.

(a) The Company may redeem in cash on any one or more occasions all or a part of the Notes, at the redemption prices (expressed as percentages of principal amount) for the periods set forth below plus accrued and unpaid interest on the Notes redeemed, to, but excluding, the applicable redemption date, if redeemed on the dates indicated below, subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date:

Redemption date	Percentage
On or after the Issue Date until September 30, 2015	105%
On or after October 1, 2015 until September 30, 2016	110%
On or after October 1, 2016	115%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Any redemption pursuant to this Section 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

(6) MANDATORY REDEMPTION.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at the repurchase prices (expressed as percentages) set forth in Section 4.15 of the Indenture plus accrued and unpaid interest thereon to, but excluding, the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the applicable date of repurchase (the “Change of Control Payment”), subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable repurchase date. Within 30 days following any Change of Control, the Company will mail (or in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar describing the transaction or transactions that constitute or constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by the Indenture. Notwithstanding anything to the contrary in Section 4.15 of the Indenture, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.07 of the Indenture, unless and until there is a default in payment of the applicable redemption price.

(b) If the Company has not consummated the Qualified IPO prior to the Qualified IPO Deadline, the Company will make an offer (a “Missed Qualified IPO Deadline Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes. In the Missed Qualified IPO Deadline Offer, the Company will offer a payment in cash equal to 110% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased, to, but excluding, the applicable repurchase date (the “Missed Qualified IPO Deadline Payment”), subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable repurchase date. If the Company has not consummated the Qualified IPO prior to the Qualified IPO Deadline, within five calendar days after the Qualified IPO Deadline the Company will mail (or, in the case of Global Notes, transmit in accordance with the procedures of the Depositary) a notice to each Holder with a copy to the Trustee, the Paying Agent and the Registrar setting forth the procedures governing the Missed Qualified IPO Deadline Offer as required by the Indenture. Notwithstanding anything to the contrary in Section 4.14 of the Indenture, the Company will not be required to make a Missed Qualified IPO Deadline Offer if the Company has not consummated the Qualified IPO prior to the Qualified IPO Deadline if notice of redemption for all outstanding Notes has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

(c) If the Company or a Restricted Subsidiary of the Company consummates an Asset Sale, any Net Proceeds therefrom that are not applied or invested as provided in Section 4.10(b) of the Indenture within 365 days after the receipt of any Net Proceeds from such applicable Asset Sale, will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $5.0 million (or, if the Qualified IPO has been consummated, $15 million), within ten Business Days thereof, the Company will make an offer (an “Asset Sale Offer”) to all Holders to purchase the maximum principal amount of Notes (plus accrued interest on such Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased with the Excess Proceeds. The offer price with respect to the Notes in any Asset Sale Offer, which will be payable in cash, will be equal to the repurchase prices (expressed as percentages of principal amount) set forth in Section 4.10(d) plus accrued and unpaid interest on the Notes repurchased, to, but excluding, the applicable repurchase date, subject to the rights of holders of the Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable repurchase date. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the paying agent will select the Notes to be purchased on a pro rata basis or by lot (or, in the case of Global Notes, in accordance with the procedures of the Depositary), subject to adjustment so that Notes are maintained in a minimum denomination of $2,000 or a multiple of $1,000 in excess thereof. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Holders that are the subject of a Change of Control Offer, Missed Qualified IPO Deadline Offer or an Asset Sale Offer (each, an “Offer to Purchase”), will receive an Offer to Purchase from the Company prior to any related purchase date and may elect to have their respective Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached hereto.

(8) NOTICE OF REDEMPTION OR PURCHASE. Subject to Section 3.03 of the Indenture, notice of redemption or purchase will be mailed, by first class mail (or in the case of Global Notes, transmitted in accordance with the procedures of the Depositary) at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture pursuant to Article VIII or Article XII, respectively, of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed or purchase.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum principal denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company and the Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company and the Registrar need not exchange or register the transfer of any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder of a Note will be treated as its owner for all purposes.

(11) UNCLAIMED MONEY. If any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, special distribution, if any, or interest on, any Note remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company or, if then held by the Company, will be discharged from such trust. After any such payment, any Holder entitled to the money must look only to the Company and not the Trustee or Paying Agent for payment.

(12) DISCHARGE AND DEFEASANCE. Subject to the conditions set forth in the Indenture, the Company and the Guarantors at any time shall be entitled to terminate some or all of their obligations under the Indenture and the Notes or the Note Guarantees, as applicable, if the Company deposit with the Trustee cash in U.S. dollars or non-callable Government Securities for the payment of principal of, premium, if any, special distribution, if any, and accrued interest on the Notes to redemption or maturity, as the case may be.

(13) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to the exceptions set forth in the Indenture, the Notes, the Note Guarantees, the Collateral Documents and, with the consent of the First Priority Collateral Agent, the Intercreditor Agreement, may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Subject to Sections 6.04 and 6.07 of the Indenture, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in any particular instance by the Company or the Guarantors with any provision of the Indenture, the Notes, the Note Guarantees, the Collateral Documents or, with the consent of the First Priority Collateral Agent, the Intercreditor Agreement (including waivers and consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Without the consent of any Holder, the Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement may be amended or supplemented (i) to cure any ambiguity, defect or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iii) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to conform the text of the Indenture Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision was intended to be a verbatim recitation of the applicable of any Indenture Document, which intent shall be evidenced by an Officer’s Certificate of the Company to that effect; (vii) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; (viii) to evidence and provide for the acceptance of an appointment of a successor trustee under the Indenture pursuant to the requirements thereof; (ix) to allow any Guarantor to execute a supplemental indenture to evidence its Note Guarantee with respect to the Notes or to release a Guarantor from its Note Guarantee in accordance with the terms of the Indenture; or (x) to enter into additional or supplemental Collateral Documents or to release Collateral from the Lien of the Indenture or the Collateral Documents in accordance with the terms of the Indenture, subject to the Intercreditor Agreement.

Notwithstanding the foregoing, any amendment to, or waiver of, the provisions of the Indenture or any Collateral Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding.

(14) DEFAULTS AND REMEDIES. Events of Default include: (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in the payment when due (at Stated Maturity, upon redemption or otherwise) of the principal of, premium, if any, or special distribution, if any, on, the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 3.09, 4.10, 4.14, 4.15 or 5.01 of the Indenture; (iv) failure by the Company or any of its Restricted Subsidiaries to comply with any of the other agreements in the Indenture Documents for 60 days after written notice of such failure is delivered to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (v) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Note Guarantee now exists, or is created after the Issue Date, if that default (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or (B) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million (or, if the Qualified IPO has been consummated, $10 million) or more; (vi) one or more judgments in an aggregate amount in excess of $5.0 million (or, if the Qualified IPO has been consummated, $10 million) shall have been rendered against the Company or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable; (vii) except as expressly permitted by the Indenture or the Collateral Documents, with respect to any assets or property having a Fair Market Value in excess of $1.0 million, individually or in the aggregate, that constitutes, or under the Indenture or any Collateral Document is required to constitute, Collateral, (a) any of the Collateral Documents shall for any reason cease to be in full force and effect, or the Company or a Guarantor shall so assert, or (b) any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the Collateral Agent taking any action in its sole control; (viii) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee), or any Guarantor denies or disaffirms its obligations under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Indenture and the Note Guarantee); and (ix) certain events of bankruptcy or insolvency with respect to the Company or any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary.

If any Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Company with a copy to the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency of the Company, all outstanding Notes will become due and payable immediately without further action or notice. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of all Holders rescind an acceleration with respect to the Notes and its consequences if (1) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default (other than any Event of Default with respect to the nonpayment of the principal of, premium, if any, special distribution, if any, or interest on the Notes that has become due solely because of such acceleration) have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest , premium or special distribution) if it determines that withholding notice is in their interest. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes waive (including pursuant to waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, special distribution, if any, or interest on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Company and the Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company are required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and the status thereof.

(15) TRUSTEE DEALINGS WITH THE COMPANY. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or an Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days or resign.

(16) NO RECOURSE AGAINST OTHERS. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(17) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company have caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the correctness or accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20) GUARANTEES. The payment of the principal of, premium, if any, special distribution, if any, and interest on the Notes, is unconditionally guaranteed, jointly and severally, by the Guarantors to the extent set forth in and subject to the provisions of the Indenture.

(21) SECURITY. Subject to the terms of the Intercreditor Agreement, the Indenture Obligations of the Company and the Guarantors are secured by Liens on the Collateral pursuant to the terms of the Collateral Documents. The actions of the Trustee, the Collateral Agent and the Holders and the application of proceeds from the enforcement of any remedies with respect to such Collateral are limited pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

(22) GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture, the Collateral Documents and the Intercreditor Agreement. Requests may be made to the Company at the following address:

Good Technology Corporation

430 N. Mary Avenue, Suite 200

Sunnyvale, CA 94085

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for it.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)
Signature Guarantee*:

In connection with any transfer of this Note the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and that this Note is being transferred:

[Check One]

(1)	to the Company or a subsidiary thereof; or

(2)	pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)	to an “accredited investor” (as defined in Rule 501(a) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Company); or

(4)	outside the United States to a person other than a “U.S. person” in compliance with Rule 903 or 904 of Regulation S under the Securities Act; or

(5)	pursuant to the exemption from registration provided by Rule 144 under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided that if box (3), (4) or (5) is checked, the Company or the Trustee may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Trustee or the Company have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing boxes is checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, 4.14 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10	☐ Section 4.14	☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, 4.14 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS

IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $[                    ]. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following such Decrease or Increase	Signature of Authorized Signatory of Trustee or Custodian

* This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Good Technology Corporation

430 N. Mary Avenue, Suite 200

Sunnyvale, CA 94085

Attention: Chief Financial Officer

U.S. Bank National Association

633 West Fifth Street, 24th Floor

Los Angeles, California 90071

Facsimile No.: (213) 615-6197

Re:	5.0% Senior Secured Notes due 2017

Reference is hereby made to the Indenture, dated as of September 30, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), among Good Technology Corporation, a Delaware corporation, as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                         , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States and (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture, which certification is supported by an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(iv)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Good Technology Corporation

430 N. Mary Avenue, Suite 200

Sunnyvale, CA 94085

Attention: Chief Financial Officer

U.S. Bank National Association

633 West Fifth Street, 24th Floor

Los Angeles, California 90071

Facsimile No.: (213) 615-6197

Re:	5.0% Senior Secured Notes due 2017

Reference is hereby made to the Indenture, dated as of September 30, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), among Good Technology Corporation, a Delaware corporation, as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                 , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                     in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is

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being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and under the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note, ☐ AI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

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EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

Good Technology Corporation

430 N. Mary Avenue, Suite 200

Sunnyvale, CA 94085

Attention: Chief Financial Officer

U.S. Bank National Association

633 West Fifth Street, 24th Floor

Los Angeles, California 90071

Facsimile No.: (213) 615-6197

Re:	5.0% Senior Secured Notes due 2017

Reference is hereby made to the Indenture, dated as of September 30, 2014 (as amended, supplemented or otherwise modified, the “Indenture”), among Good Technology Corporation, a Delaware corporation, as issuer (the “Company”), the Guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $                             aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”), or any other applicable securities law.

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act or any applicable securities law, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

D-1

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion, in each case for investment only, and not with a view to, or for the offer or sale in connection with, any distribution thereof in violation of the Securities Act.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of [            ], 20[_], among [            ], a [STATE] [TYPE OF ENTITY] (the “Additional Guarantor”), Good Technology Corporation, as issuer (the “Company”), the Guarantors party to the Indenture (as defined below) and U.S. Bank National Association, as trustee and as collateral agent (collectively, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore executed and delivered to the Trustee the Indenture, dated as of September 30, 2014, (as amended, supplemented or otherwise modified, the “Indenture”), governing the Company’s 5.0% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances a Restricted Subsidiary of the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture as set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Additional Guarantor hereby agrees to provide a full and unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture including, but not limited to, Article XI thereof.

3. No Recourse Against Others. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of the Additional Guarantor, as such, will have any liability for any obligations of the Company, the Additional Guarantor or any other Guarantor under the Indenture Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantee by the Additional Guarantor.

4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy or counterpart will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or portable document format shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

8. Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Additional Guarantor and the Company.

9. Notices. Notices to the Additional Guarantor shall be made in accordance with Section 13.01 of the Indenture at the address for the Company and the Guarantors set forth in such Section.

*    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

GOOD TECHNOLOGY CORPORATION

By:
Name:
Title:

[ADDITIONAL GUARANTOR], as a Guarantor

By:
Name:
Title:

[OTHER EXISTING GUARANTORS], as a Guarantor

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee [and Collateral Agent]

By:
Name:
Title:

EXHIBIT F

FORM OF

INTERCREDITOR AGREEMENT

dated as of [            ], 201[_]

among

GOOD TECHNOLOGY CORPORATION

and

CERTAIN OF ITS SUBSIDIARIES,

as Grantors,

[            ],

as First Priority Collateral Agent,

and

U.S. BANK NATIONAL ASSOCIATION,

as Second Priority Collateral Agent

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement” as hereinafter further defined), is dated as of [                ], 201[    ], and entered into by and among (i) [                ], in its capacity as collateral agent for the holders of the First Priority Obligations (as defined below), including its successors and assigns from time to time (in such capacity, the “First Priority Collateral Agent”) and (ii) U.S. BANK NATIONAL ASSOCIATION, in its capacity as collateral agent for the holders of the Second Priority Obligations (as defined below), including its successors and assigns from time to time (in such capacity, the “Second Priority Collateral Agent”), and acknowledged and agreed to by GOOD TECHNOLOGY CORPORATION (the “Company”) and the other Grantors (as defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company, certain subsidiaries of the Company party thereto, the lenders party thereto, [                ], as administrative agent and collateral agent have entered into that certain [Credit Agreement], dated as of the date hereof, providing for a revolving credit facility (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or, subject to the terms hereof, replaced or refinanced, from time to time, the “First Priority Credit Agreement”);

The Company has, pursuant to the Second Priority Notes Indenture, issued the Second Priority Notes;

Pursuant to (i) the First Priority Credit Agreement, the Company is borrower thereunder and the Company has agreed to cause certain current and future Subsidiaries (such current and future Subsidiaries under the First Priority Credit Agreement, the “Subsidiary Guarantors”) to guarantee the First Priority Obligations (the “First Priority Guarantee”) and (ii) the Second Priority Notes Indenture, the Company has agreed to cause each Subsidiary Guarantor to guarantee the Second Priority Obligations (each a “Second Priority Guarantee”);

The First Priority Loan Documents and the Second Priority Indenture Documents provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Priority Collateral Agent and the First Priority Claimholders to consent to the Grantors incurring the Second Priority Obligations and to induce the First Priority Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor, the Second Priority Collateral Agent on behalf of the Second Priority Claimholders has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Intercreditor Agreement, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, all in accordance with the terms hereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Cash Management Services” shall mean any of the following services: (i) any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e- payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system); (ii) credit cards; (iii) credit card processing services; (iv) debit cards; (v) stored value cards; (vi) purchase cards; and (vii) other cash management arrangements or agreements to provide for such services.

“Collateral” means, collectively, both First Priority Collateral and Second Priority Collateral, whether now or existing or hereafter acquired, pledged, or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Priority Security Document or Second Priority Security Document including any property subject to Liens granted pursuant to Section 6 to secure both First Priority Obligations and Second Priority Obligations.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Priority Security Document” means, in relation to any Collateral subject to any Lien created under any First Priority Security Document, the Second Priority Security Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“DIP Financing” has the meaning assigned to that term in Section 6.1(a).

“Discharge of First Priority Obligations” means, except to the extent otherwise expressly provided in Section 5.6:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest) on all Indebtedness outstanding under the First Priority Loan Documents to the extent constituting First Priority Obligations;

(b) payment in full in cash of all First Priority Bank Product Obligations or the cash collateralization of all such First Priority Bank Product Obligations on terms satisfactory to each applicable First Priority Lender Counterparty and the expiration or termination of all outstanding transactions under First Priority Bank Product Agreements relating thereto;

(c) payment in full in cash of all other First Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time);

(d) termination or expiration of all commitments, if any, to extend credit that would constitute First Priority Obligations; and

(e) termination or cash collateralization (in an amount and manner reasonably satisfactory to the First Priority Collateral Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the First Priority Loan Documents and constituting First Priority Obligations.

“Discharge of Second Priority Obligations” means:

(a) either (i) payment in full in cash of the principal of and interest (including Post-Petition Interest) on all Indebtedness outstanding under the Second Priority Indenture Documents to the extent constituting Second Priority Indenture Obligations or (ii) legal defeasance or covenant defeasance pursuant to the terms of the applicable Second Priority Documents; and

(b) payment in full in cash of all other Second Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than any indemnification Obligations for which no claim or demand for payment, whether oral or written, has been made at such time).

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment (other than any collateral assignment), conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“ECP” has the meaning assigned to that term in the definition of “Excluded Swap Obligations.”

“Enforcement Action” means any action to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than taking “possession” for the sole purpose of perfecting a Lien on Collateral), sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under the First Priority Loan Documents or the Second Priority Indenture Documents (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons, approve bid procedures for any proposed disposition of Collateral, conduct the liquidation or disposition of Collateral or engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purpose of valuing, marketing, promoting, and selling Collateral;

(c) receive a transfer of Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d) otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to the First Priority Loan Documents or the Second Priority Indenture Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the clauses (a) through (e) of this definition, and exercising voting rights in respect of Equity Interests comprising Collateral); or

(e) effect the Disposition of Collateral by any Grantor after the occurrence and during the continuation of an “event of default” under the First Priority Loan Documents or the Second Priority Indenture Documents with the consent of the First Priority Collateral Agent or the Second Priority Collateral Agent (as directed, in the case of the Second Priority Collateral Agent, by the Instructing Group), as applicable; provided that (i) for the purposes hereof and notwithstanding the foregoing, the notification of account debtors to make payments to the First Priority Collateral Agent or other First Priority Claimholders and any direction of funds in deposit or securities accounts only shall constitute an Enforcement Action if and only if such action is coupled with an action to take possession of all or a material portion of the Collateral or the commencement of any legal proceedings or actions against or with respect to Grantors or all or a material portion of the Collateral and (ii) an Enforcement Action will not be deemed to include the commencement of, or joinder in filing of a petition for commencement of, an Insolvency or Liquidation Proceeding.

“Equity Interest” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited), or if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the date of this Agreement, but excluding debt securities convertible or exchangeable into such equity.

“Excess First Priority Obligations” means any Obligations that would constitute First Priority Obligations if not for the First Priority Cap Amount.

“Excess Second Priority Obligations” means any Obligations that would constitute Second Priority Obligations if not for the Second Priority Cap Amount.

“Excluded Swap Obligations” means, with respect to any Grantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (each, an “ECP”) and the regulations thereunder at the time the guarantee of such Grantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“First Priority Administrative Agent” means [                ] in its capacity as administrative agent under the First Priority Credit Agreement, together with its successors and assigns in such capacity.

“First Priority Agents” means the First Priority Administrative Agent, the First Priority Collateral Agent and any other agent or arranger in respect of the First Priority Credit Agreement; and “First Priority Agent” shall mean any of them, as the context may require.

“First Priority Bank Product” means any one or more of the following financial products or accommodations extended to any Grantor by a First Priority Lender Counterparty: (a) First Priority Cash Management Services; and (b) transactions under First Priority Hedging Agreements.

“First Priority Bank Product Agreements” means those agreements entered into from time to time by any Grantor with a First Priority Lender Counterparty in connection with the obtaining of First Priority Bank Products.

“First Priority Bank Product Obligations” means (a) all First Priority Cash Management Obligations pursuant to First Priority Cash Management Services entered into with one or more of the First Priority Lender Counterparties, (b) all First Priority Hedging Obligations pursuant to First Priority Hedging Agreements entered into with one or more of the First Priority Lender Counterparties, and (c) all amounts that the First Priority Administrative Agent or any First Priority Lender is obligated to pay to a First Priority Lender Counterparty as a result of the First Priority Administrative Agent or such First Priority Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a First Priority Lender Counterparty with respect to the First Priority Bank Products provided by such First Priority Lender Counterparty to any Grantor; provided, that, in order for any item described in clause (a), (b) or (c) above, as applicable, to constitute “First Priority Bank Product Obligations,” the applicable First Priority Lender Counterparty and First Priority Bank Product must have complied with any requirements set forth in the First Priority Credit Agreement.

“First Priority Cap Amount” means the maximum principal amount of Indebtedness permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt” in the Second Priority Notes Indenture.

“First Priority Cash Management Obligations” means all Obligations of any Grantor in respect of any First Priority Cash Management Services.

“First Priority Cash Management Services” means Cash Management Services entered into with a First Priority Lender Counterparty.

“First Priority Claimholders” means, at any relevant time, the holders of First Priority Obligations at that time, including the First Priority Lenders, the First Priority Collateral Agent, the other agents and arrangers under the First Priority Loan Documents (including the First Priority Agents), the issuing lenders under the First Priority Credit Agreement and each First Priority Lender Counterparty.

“First Priority Collateral” means, collectively, all of the Collateral (as defined in the First Priority Credit Agreement), each Mortgaged Property (if any, as defined in the First Priority Credit Agreement) and all other property of whatever kind and nature, whether now existing or hereafter acquired, pledged or purported to be pledged as collateral or otherwise subject to a security interest or purported to be subject to a security interest under any First Priority Security Document; provided that, notwithstanding the foregoing, the First Priority Collateral shall not include the Excluded Assets, except to the extent the Company has agreed to grant a security interest in such Excluded Asset to the First Priority Collateral Agent and the Second Priority Collateral Agent.

“First Priority Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“First Priority Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Priority Guarantee” has the meaning assigned to that term in the Recitals to this Agreement.

“First Priority Hedging Agreement” means a Hedging Agreement entered into with a First Priority Lender Counterparty and which was not entered into for speculative purposes (it being understood and agreed that, in any event, a certificate of the Company delivered to the First Priority Collateral Agent and the Second Priority Collateral Agent at the time that such Hedging Agreement is entered into or within 20 days thereafter confirming such Hedging Agreement has not been entered into for speculative purposes shall be conclusive and binding for purposes of this Agreement).

“First Priority Hedging Obligation” means all Obligations of any Grantor in respect of any First Priority Hedging Agreement.

“First Priority Lender Counterparty” means each counterparty to a First Priority Bank Product Agreement if (i) at the date of entering into such First Priority Bank Product Agreement, such counterparty was a First Priority Agent, a First Priority Lender or an Affiliate of a First Priority Agent or a First Priority Lender and (ii) such counterparty complied with the terms (if any) applicable to it under the First Priority Credit Agreement.

“First Priority Lenders” means the “Lenders” under and as defined in the First Priority Loan Documents.

“First Priority Loan Documents” means, collectively, the First Priority Credit Agreement, the Credit Documents (as defined in the First Priority Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other First Priority Obligation (including each First Priority Bank Product Agreement), and any other document or instrument executed or delivered at any time in connection with any First Priority Obligations, including any intercreditor or joinder agreement among holders of First Priority Obligations, to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Priority Obligations” means, subject to clause (c) hereof, the following:

(a) all obligations, including the “Obligations” as defined in the First Priority Credit Agreement, of the Company and the other Grantors from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including any Post-

Petition Interest) on the loans made pursuant to and under the First Priority Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Company and the other Grantors under the First Priority Credit Agreement in respect of any letter of credit, when and as due, including payments in respect of Unpaid Drawings (as defined in (or any similarly defined term as defined in) the First Priority Credit Agreement), interest thereon (including Post-Petition Interest) and obligations to provide cash collateral and (iii) all other monetary obligations and liabilities of any kind, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including Post-Petition Interest) of the Company and the other Grantors under the First Priority Loan Documents (including First Priority Bank Product Obligations under each First Priority Bank Product Agreement); provided, however, the term “First Priority Obligations” shall not include Excluded Swap Obligations;

(b) to the extent any payment with respect to any First Priority Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Priority Claimholders, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Priority Claimholders and the Second Priority Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including Post-Petition Interest) to be paid pursuant to the First Priority Loan Documents are disallowed by order of any court, including, without limitation, by order of a court of competent jurisdiction presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including Post-Petition Interest) shall, as between the First Priority Claimholders and the Second Priority Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Priority Obligations”; and

(c) notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the First Priority Loan Documents (but excluding, for the avoidance of doubt, under any First Priority Bank Product Agreements); plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the First Priority Credit Agreement is in excess of the First Priority Cap Amount, then only that portion of such Indebtedness and such aggregate face amount of letters of credit up to the First Priority Cap Amount shall be included in First Priority Obligations and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall only constitute First Priority Obligations to the extent related to such Indebtedness and face amounts of letters of credit included in the First Priority Obligations.

“First Priority Security Agreement” means the [Security Agreement], as such term is defined in the First Priority Credit Agreement.

“First Priority Security Documents” means the Security Documents (as defined in the First Priority Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Priority Obligations or under which rights or remedies with respect to such Liens are governed.

“Foreign Subsidiary” means a Subsidiary of the Company that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, intermediary, carrier, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means the Company, each of the Subsidiary Guarantors and each other Person that has or may from time to time hereafter execute and deliver a First Priority Security Document or a Second Priority Security Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Priority Credit Agreement or the Second Priority Notes Indenture, as applicable; for the avoidance of doubt “Indebtedness” shall not include First Priority Hedging Obligations.

“Insolvency or Liquidation Proceeding” means (i) any case commenced by or against any Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other action or proceeding for the bankruptcy, reorganization, insolvency, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case, action or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary, (ii) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency or (iii) any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Instructing Group” means the requisite percentage of Second Priority Noteholders or the Second Priority Notes Trustee, as necessary to direct the Second Priority Collateral Agent under the terms of the Second Priority Notes Indenture.

“Legal Requirements” means, as to any Person, any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, in each case whether or not having the force of law.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien (statutory or other), judgment liens, pledge, encumbrance, claim, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of Lien under any similar notice or recording statute of any Governmental Authority, including any easement, servitude, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement and any lease in the nature thereof and any option, call, trust, contractual, statutory, UCC (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, and (d) any other arrangement having the effect of providing security.

“New Agent” has the meaning assigned to that term in Section 5.6.

“New First Priority Debt Notice” has the meaning assigned to that term in Section 5.6.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to the First Priority Claimholders or the Second Priority Claimholders or any of them or their respective Affiliates under the First Priority Loan Documents or the Second Priority Indenture Documents, whether for principal, premium, reimbursements for letters of credit (or obligations to cash collateralize letters of credit), interest or payments for early termination of First Priority Bank Product Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing and including any Post-Petition Interest that accrues after the commencement of any Insolvency or Liquidation Proceeding naming such Grantor as the debtor in such Insolvency or Liquidation Proceeding, regardless of whether such interest and fees are allowed claims in such Insolvency or Liquidation Proceeding; provided, however, the term “Obligations” shall not include any Excluded Swap Obligations.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation, articles of incorporation or deed of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate or articles of formation or organization and operating agreement or memorandum and articles of association (or similar constituent documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar constituent documents) of such Person (and, where applicable, the equityholders or shareholders registry of such Person), (iv) in the case of any general partnership, the partnership agreement (or similar constituent document) of such Person, (v) in any other case, the functional equivalent of the foregoing, and (vi) any shareholder, voting trust or similar agreement between or among any holders of Equity Interests of such Person.

“Pay-Over Amount” has the meaning assigned to that term in Section 6.3(b).

“Person” means any natural person, corporation, business trust, joint venture, trust, association, company (whether limited in liability or otherwise), partnership (whether limited in liability or otherwise) or Governmental Authority, or any other entity, in any case, whether acting in a personal, fiduciary or other capacity.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Post-Petition Interest” means interest, fees, expenses and other charges that, pursuant to the First Priority Credit Agreement, any other First Priority Loan Document or the Second Priority Notes Indenture, continue to accrue or are incurred after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under any Bankruptcy Law or in any such Insolvency or Liquidation Proceeding.

“Purchase Price” has the meaning set forth in Section 5.7.

“Real Property” means, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Priority Adequate Protection Payments” has the meaning assigned to that term in Section 6.3(b).

“Second Priority Cap Amount” means the sum of the aggregate principal amount of Second Priority Notes issued on the date of the Second Priority Notes Indenture plus the aggregate principal amount of any additional Second Priority Notes issued after the date of the Second Priority Notes Indenture that are expressly permitted under the First Priority Credit Agreement and the Second Priority Notes Indenture.

“Second Priority Claimholders” means, at any relevant time, the holders of Second Priority Obligations at that time, including the Second Priority Noteholders, the Second Priority Collateral Agent and the Second Priority Notes Trustee.

“Second Priority Collateral” means, collectively, all of the Collateral (as defined in the Second Priority Notes Indenture).

“Second Priority Collateral Agent” has the meaning set forth in the Preamble of this Agreement.

“Second Priority Guarantee” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Priority Indenture Documents” means the Second Priority Notes, the Second Priority Notes Indenture, the Second Priority Guarantees and the Second Priority Security Documents relating thereto.

“Second Priority Noteholders” means the Person or Persons in whose name the Second Priority Notes are registered in accordance with the Second Priority Notes Indenture.

“Second Priority Notes” means the Company’s 5% Notes due September 30, 2014 issued pursuant to the Second Priority Notes Indenture.

“Second Priority Notes Indenture” means the Indenture, dated as of September 30, 2014, by and among the Company, as issuer, the Subsidiaries of the Company that are guarantors party thereto, the Second Priority Collateral Agent and the Second Priority Notes Trustee.

“Second Priority Notes Trustee” means U.S. Bank National Association in its capacity as trustee pursuant to the Second Priority Indenture Documents and any successor appointed in accordance with the Second Priority Indenture Documents.

“Second Priority Obligations” means (a) all Obligations (including Post-Petition Interest) outstanding under the Second Priority Indenture Documents; and

(b) notwithstanding the foregoing, if Indebtedness for borrowed money constituting principal outstanding under the Second Priority Indenture Documents is in excess of the Second Priority Cap Amount, then only that portion of such Indebtedness up to the Second Priority Cap Amount shall be included in Second Priority Obligations and interest with respect to such Indebtedness shall only constitute Second Priority Obligations to the extent related to such Indebtedness included in the Second Priority Obligations.

“Second Priority Secured Parties” means the Second Priority Claimholders.

“Second Priority Security Agreement” means the Security Agreement, dated as of September 30, 2014, by and among the Company, the other Grantors party thereto and the Second Priority Collateral Agent.

“Second Priority Security Documents” means, collectively, the security agreements, pledge agreements, mortgages, collateral assignments, control agreements and related agreements (including, without limitation, financing statements under the UCC of the relevant states) and this Agreement, each as amended, supplemented, restated, renewed, replaced or otherwise modified from time to time in accordance with the terms of this Agreement, to secure any Second Priority Obligations under the Second Priority Indenture Documents or under which rights or remedies with respect to any such Lien are governed.

“Short Fall” has the meaning assigned to that term in Section 6.3(b).

“Standstill Period” has the meaning set forth in Section 3.1(a)(i).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent and (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent.

“Subsidiary Guarantors” has the meaning set forth in the Recitals to this Agreement.

“Swap Obligation” means, with respect to any Grantor, any First Priority Hedging Obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2 Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

(c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d) all references herein to Sections shall be construed to refer to Sections of this Agreement;

(e) all references to “knowledge” in this Agreement refers to the actual knowledge (after reasonable inquiry) of such Person making such certification;

(f) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. LIEN PRIORITIES.

2.1 Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Priority Obligations granted on the Collateral or of any Liens securing the First Priority Obligations granted on the Collateral and notwithstanding any provision of the UCC, or any other applicable law or the Second Priority Indenture

Documents or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing the First Priority Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, hereby agrees that:

(a) any Lien on the Collateral securing any First Priority Obligations now or hereafter held by or on behalf of the First Priority Collateral Agent or any First Priority Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior and prior in all respects to any Lien on the Collateral securing any Second Priority Obligations;

(b) any Lien on the Collateral securing any Second Priority Obligations now or hereafter held by or on behalf of the Second Priority Collateral Agent, any Second Priority Secured Parties or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Priority Obligations. All Liens on the Collateral securing any First Priority Obligations shall be and remain senior and prior in all respects to any Lien on the Collateral securing any Second Priority Obligations for all purposes, whether or not such Liens securing any First Priority Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person; and

(c) any Lien on the Collateral securing any Excess First Priority Obligations now or hereafter held by or on behalf of the First Priority Collateral Agent, any First Priority Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to any Lien securing any Second Priority Obligations on the Collateral securing any Second Priority Obligations up to but not exceeding the Second Priority Cap Amount (but only with respect to such excess amounts). All Liens securing Excess First Priority Obligations will be senior in all respects and prior to any Lien on the Collateral securing any Excess Second Priority and all Liens securing any Excess Second Priority Obligations will be junior and subordinate in all respects and prior to any Lien securing Excess First Priority Obligations.

The subordination of Liens securing Second Priority Obligations to Liens securing First Priority Obligations in this Agreement affects only the relative priority of those Liens, and does not subordinate either the Second Priority Obligations in right of payment to the First Priority Obligations. Nothing in this Agreement will affect the entitlement of any Second Priority Claimholder to receive and retain required payments of interest, principal, and other amounts in respect of any Second Priority Obligation unless the receipt is the direct or indirect result of the exercise by the Second Priority Collateral Agent or any Second Priority Secured Parties of rights or remedies as a secured creditor (including set-off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them.

2.2 Prohibition on Contesting Liens; No Marshaling. Each of the Second Priority Collateral Agent, for itself and on behalf of each Second Priority Secured Parties, and the First Priority Collateral Agent, for itself and on behalf of each First Priority Claimholder, agrees that it will not (and hereby waives any right to) directly or indirectly contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the priority, validity, perfection, extent or enforceability of a Lien held, or purported to be held, by or on behalf of any of the First Priority Claimholders in the First Priority Collateral or by or on behalf of any of the Second Priority Secured Parties in the Second Priority Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First

Priority Collateral Agent or any First Priority Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Priority Obligations as provided in Sections 2.1 and 3.1. Until the Discharge of First Priority Obligations, neither the Second Priority Collateral Agent nor any Second Priority Secured Party will assert (and the Second Priority Collateral Agent and any Second Priority Secured Party hereby waives any right to assert) any marshaling, appraisal, valuation or other similar right that may otherwise be available to a junior secured creditor.

2.3 No New Liens. So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a) grant or permit any additional Liens on any property to secure any Second Priority Obligation unless it has granted or concurrently grants a Lien on such property to secure the First Priority Obligations, the parties hereto agreeing that any such Lien shall be subject to Section 2.1; provided that this provision will not be violated if the First Priority Collateral Agent is given a reasonable opportunity to accept a Lien on such property and declines in writing to accept a Lien on such property; or

(b) grant or permit any additional Liens on any property to secure any First Priority Obligations unless it has granted or concurrently grants a Lien on such property to secure the Second Priority Obligations; provided that this provision will not be violated if the Second Priority Collateral Agent is given a reasonable opportunity to accept a Lien and declines in writing to accept a Lien on such property.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Priority Collateral Agent and/or the First Priority Claimholders, the Second Priority Collateral Agent, on behalf of Second Priority Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

2.4 Similar Liens and Agreements. The parties hereto agree that it is their intention that the First Priority Collateral and the Second Priority Collateral be identical, except as provided in Section 2.3. In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement, the First Priority Agent shall determine the specific items included in the First Priority Collateral and the Second Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective Persons obligated under the First Priority Loan Documents and the Second Priority Indenture Documents and shall provide such information to the Second Priority Collateral Agent upon request.

Notwithstanding the foregoing Sections 2.3 and 2.4, (x) to the extent a second lien pledge of the Equity Interests of any Foreign Subsidiary is prohibited or otherwise unenforceable under local law of any jurisdiction outside the United States but a first lien pledge thereof is not so prohibited or otherwise unenforceable, the First Priority Loan Documents may include a pledge of such Equity Interests and the Second Priority Indenture Documents may not include a pledge of such Equity Interests and, except to the extent held as a bailee or custodian or agent by the First Priority Collateral Agent on behalf of the Second Priority Collateral Agent under Section 5.5, the Second Priority Collateral shall not include the Equity Interests of such Foreign Subsidiary and (y) it is understood by each of the parties that to the extent that the First Priority Collateral Agent or the Second Priority Collateral Agent obtains a Lien on an asset (of a type that is not included in the types of assets included in the Collateral as of the date hereof or which would not constitute Collateral without a grant of a security interest or Lien separate from the First Priority Loan Documents or Second Priority Indenture Documents, as applicable, as in effect immediately prior to obtaining such Lien on such asset) which the other party to this Agreement elects in writing not to obtain after receiving prior written notice thereof, the Collateral securing the First Priority Obligations and the Second Priority Obligations will not be identical, and the provisions of the documents, agreements and instruments evidencing such Liens also will not be substantively similar, and any such difference in the scope or extent of perfection with respect to the Collateral resulting therefrom are hereby expressly permitted by this Agreement.

SECTION 3. ENFORCEMENT.

3.1 Exercise of Remedies

(a) Until the Discharge of First Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Priority Collateral Agent and the Second Priority Secured Parties:

(i) will not commence or maintain, or seek to commence or maintain, any Enforcement Action or otherwise exercise any rights or remedies with respect to the Collateral; provided that the Second Priority Collateral Agent may commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (i) the date on which the Second Priority Collateral Agent declared the existence and continuation of any “Event of Default” under any Second Priority Indenture Documents and demanded the repayment of all the principal amount of any Second Priority Obligations and (ii) the date on which the First Priority Collateral Agent received written notice from the Second Priority Collateral Agent of such declaration of an “Event of Default” or “event of default,” as applicable, (the “Standstill Period”) (provided that the Second Priority Collateral Agent shall have given the First Priority Collateral Agent at least 10 days written notice prior to such Enforcement Action, which notice may be given during the pendency of the applicable Standstill Period); provided, further, that notwithstanding anything herein to the contrary, in no event shall the Second Priority Collateral Agent or any Second Priority Secured Party exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Priority Collateral Agent or First Priority Claimholders shall have commenced and be diligently pursuing an Enforcement Action or other exercise of their rights or remedies (or shall have sought or requested relief or modification of the automatic stay or any other stay in an Insolvency or Liquidation Proceeding to enable the commencement and pursuit thereof) in each case with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Priority Collateral Agent);

(ii) will not contest, protest or object to any foreclosure proceeding or action brought by the First Priority Collateral Agent or any First Priority Claimholder or any other exercise by the First Priority Collateral Agent or any First Priority Claimholder of any rights and remedies relating to the Collateral under the First Priority Loan Documents or otherwise;

(iii) subject to their rights under clause (a)(i) above, will not object to the forbearance by the First Priority Collateral Agent or the First Priority Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral, in each case so long as any proceeds received by the First Priority Collateral Agent in excess of those necessary to achieve a Discharge of First Priority Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described herein;

(iv) will not take or cause to be taken any action, the purpose or effect of which is to make any Lien in respect of any Second Priority Obligation pari passu with or senior to, or give any Second Priority Secured Party any preference or priority relative to, the Liens with respect to the First Priority Obligations or the First Priority Claimholders; and

(v) will not institute any suit or other proceeding or assert in any suit, Insolvency or Liquidation Proceeding or other proceeding any claim against any First Priority Claimholder or First Priority Collateral Agent seeking damages from or other relief by way of specific performance, injunction or otherwise, with respect to, and no First Priority Claimholder or First Priority Collateral Agent shall be liable to the Second Priority Collateral Agent or any Second Priority Secured Party for, any action taken or omitted to be taken by such First Priority Claimholder or First Priority Collateral Agent with respect to any Collateral or pursuant to the First Priority Loan Documents.

(b) Until the Discharge of First Priority Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(i), the First Priority Collateral Agent and the First Priority Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise enforce rights, exercise remedies (including set off, recoupment and the right to “credit bid” their debt, except that the Second Priority Collateral Agent and the Second Priority Secured Parties shall have the “credit bid” rights set forth in Section 3.1(c)(vi)) and, subject to Section 5.1, to make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Priority Collateral Agent or any Second Priority Secured Party; provided that any proceeds received by the First Priority Collateral Agent in excess of those necessary to achieve a Discharge of First Priority Obligations are distributed in accordance with the UCC and other applicable law, subject to the relative priorities described herein. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to the Collateral, the First Priority Collateral Agent and the First Priority Claimholders may enforce the provisions of the First Priority Loan Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with or consent of the Second Priority Collateral Agent or any Second Priority Secured Party and regardless of whether any such exercise is adverse to the interest of any Second Priority Secured Party. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(c) Notwithstanding the foregoing, the Second Priority Collateral Agent and any Second Priority Secured Party may:

(i) file a claim or statement of interest with respect to the Second Priority Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(ii) take any action (not adverse to the priority status of the Liens on the Collateral securing the First Priority Obligations, or the rights of any First Priority Collateral Agent or the First Priority Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Secured Parties, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv) vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Second Priority Obligations and the Collateral; provided that no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by the Second Priority Collateral Agent or any Second Priority Secured Party may be inconsistent with the provisions of this Agreement;

(v) exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(i); and

(vi) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by the First Priority Collateral Agent or any First Priority Claimholder, or any sale of Collateral during an Insolvency or Liquidation Proceeding; provided that such bid may not include a “credit bid” in respect of any Second Priority Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of First Priority Obligations.

The Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, agrees that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off and recoupment) with respect to any Collateral in its capacity as a creditor, unless and until the Discharge of First Priority Obligations has occurred, except in connection with any foreclosure expressly permitted by this Agreement to the extent the Second Priority Collateral Agent and the other Second Priority Secured Parties are permitted to retain the proceeds thereof in accordance with this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of First Priority Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Priority Collateral Agent and the Second Priority Secured Parties with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Priority Security Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Priority Obligations has occurred.

(d) Subject to Sections 3.1(a) and (c) and Section 6.3(b):

(i) the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Secured Parties, agrees that the Second Priority Collateral Agent and the Second Priority Secured Parties will not take any action that would hinder any exercise of remedies under the First Priority Loan Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(ii) the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Secured Parties, hereby waives any and all rights it or the Second Priority Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Priority Collateral Agent or the First Priority Claimholders seek to enforce or collect the First Priority Obligations or the Liens securing the First Priority Obligations granted in any of the First Priority Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Priority Collateral Agent or First Priority Claimholders is adverse to the interest of the Second Priority Secured Parties; and

(iii) the Second Priority Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Priority Security Documents or any other Second Priority Indenture Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Priority Collateral Agent or the First Priority Claimholders with respect to the Collateral as set forth in this Agreement and the First Priority Loan Documents.

(e) To the extent not inconsistent with the terms of this Agreement, the Second Priority Collateral Agent and the Second Priority Secured Parties may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Priority Obligations in accordance with the terms of the Second Priority Indenture Documents, and applicable law (other than initiating or joining in an involuntary case or proceeding under any Insolvency or Liquidation Proceeding with respect to any Grantor); provided that in the event that any Second Priority Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Priority Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Priority Obligations) as the other Liens securing the Second Priority Obligations are subject to this Agreement.

(f) Except as specifically set forth in Sections 3.1(a) and (d), nothing in this Agreement shall prohibit the receipt by the Second Priority Collateral Agent or any Second Priority Secured Parties of the required payments of interest, principal, premium, fees and other amounts owed in respect of the Second Priority Obligations so long as such receipt is not the direct or indirect result of the exercise by the Second Priority Collateral Agent or any Second Priority Secured Parties of rights or remedies as a secured creditor (including set off and recoupment) or enforcement in contravention of this Agreement of any Lien held by any of them. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the First Priority Collateral Agent or the First Priority Claimholders may have with respect to the First Priority Collateral.

3.2 Actions Upon Breach; Specific Performance. If any Second Priority Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fails to take any action required by this Agreement, this Agreement shall create an irrefutable presumption and admission by such Second Priority Secured Party that relief against such Second Priority Secured Parties by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the First Priority Claimholders, it being understood and agreed by the Second Priority Collateral Agent on behalf of each Second Priority Secured Party that (i) the First Priority Claimholders’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Grantors and/or the First Priority Claimholders cannot demonstrate damage and/or be made whole by the awarding of damages. Each of the First Priority Collateral Agent and the Second Priority Collateral Agent may demand specific performance of this Agreement. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders under the First Priority Loan Documents, and the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Priority Collateral Agent or the First Priority Claimholders or the Second Priority Collateral Agent or the Second Priority Secured Parties, as the case may be. No provision of this Agreement shall constitute or be deemed to constitute a waiver by the First Priority Collateral Agent on behalf of itself and the First Priority Claimholders or the Second Priority Collateral Agent on behalf of itself and the Second Priority Secured Parties of any right to seek damages from any Person in connection with any breach or alleged breach of this Agreement.

SECTION 4. PAYMENTS.

4.1 Application of Proceeds. So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof received in connection with any Enforcement Action or other exercise of remedies by the First Priority Collateral Agent or First Priority Claimholders, shall be applied: first, by the First Priority Collateral Agent to the First Priority Obligations that are not Excess First Priority Obligations in such order as specified in the relevant First Priority Loan Documents; second, to the payment by the Second Priority Collateral Agent pro rata to the Second Priority Note Trustee for application to the Second Priority Obligations that are not Excess Second Priority Obligations in such order as specified in the relevant Second Priority Indenture Documents; third, by the First Priority Collateral Agent to the payment of any Excess First Priority Obligations in such order as specified in the relevant First Priority Loan Documents; fourth, by the Second Priority Collateral Agent pro rata to the payment to the Second Priority Note Trustee for application to any Excess Indenture Obligations in such order as specified in the Second Priority Indenture Documents; and fifth, to the applicable Grantor or as otherwise required by applicable law; provided that any non-cash Collateral or non-cash proceeds will be held by the First Priority Collateral Agent as Collateral unless the failure to apply such amounts would be commercially unreasonable. Upon the Discharge of First Priority Obligations, the First Priority Collateral Agent shall deliver to the Second Priority Collateral Agent any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements to the Second Priority Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be paid by the Second Priority Collateral Agent pro rata to the Second Priority Note Trustee for application to the Second Priority Obligations in such order as specified in the Second Priority Indenture Documents.

4.2 Payments Over.

(a) So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Second Priority Collateral Agent or any Second Priority Secured Parties in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral in contravention of this Agreement in all cases shall be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority Secured Parties. This authorization is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(b) So long as the Discharge of First Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or any proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated) received by the Second Priority Collateral Agent or any Second Priority Secured Parties in connection with any Enforcement Action or other exercise of any right or remedy relating to the Collateral not in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority Secured Parties. This authorization is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(c) So long as the Discharge of First Priority Obligations has not occurred, if in any Insolvency or Liquidation Proceeding the Second Priority Collateral Agent or any Second Priority Secured Parties shall receive any distribution of money or other property in respect of the Collateral (including any assets or proceeds subject to Liens referred to in the final sentence of Section 2.3 and any assets or proceeds subject to Liens that have been avoided or otherwise invalidated), such money or other property shall be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received, with any necessary endorsements. Any Lien received by the Second Priority Collateral Agent or any Second Priority Secured Parties in respect of any of the Second Priority Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

4.3 Certain Agreements with respect to Unenforceable Collateral.

(a) In addition to the rights and obligations of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Claimholders and Second Priority Secured Parties set forth herein, in the event that in any Insolvency or Liquidation Proceeding a determination is made that Liens of the First Priority Collateral Agent or the First Priority Claimholders encumbering any Collateral are not enforceable for any reason, then the Second Priority Collateral Agent and the Second Priority Secured Parties agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of such Collateral or any proceeds thereof shall (for so long as the Discharge of First Priority Obligations has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received without recourse, representation or warranty (other than a representation of the Second Priority Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Priority Obligations has occurred. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority Secured Parties. This authorization is coupled with an interest and is irrevocable.

(b) In addition to the rights and obligations of the First Priority Collateral Agent, the Second Priority Collateral Agent, the First Priority Claimholders and the Second Priority Secured Parties set forth herein, in the event that in any Insolvency or Liquidation Proceeding, if any assets, licenses, rights or privileges of any Grantor are incapable of being the subject of a Lien in favor of a secured party (including because of restrictions under applicable law, the nature of the rights or interests of such Grantor, or the absence of a consent to such Lien by a third party) or if any Equity Interests in any Subsidiary owned by a Grantor are not the subject of a Lien in favor of a secured party (including because of restrictions under applicable law, the absence of a consent to such Lien by a third party or possible adverse tax consequences) and irrespective of whether the applicable collateral documents attempt or purport to encumber such assets, licenses, rights privileges or Equity Interests (the “Inalienable Interests”), then the Second Priority Collateral Agent and the Second Priority Secured Parties agree that, any distribution or recovery they may receive with respect to, or allocable to, the value of such Inalienable Interests or any proceeds thereof shall (for so long as the Discharge of First Priority Obligations has not occurred) be segregated and held in trust and forthwith paid over to the First Priority Collateral Agent for the benefit of the First Priority Claimholders in the same form as received without recourse, representation or warranty (other than a representation of the Second Priority Collateral Agent that it has not otherwise sold, assigned, transferred or pledged any right, title or interest in and to such distribution or recovery) but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the Discharge of First Priority Obligations has occurred. The First Priority Collateral Agent is hereby authorized to make any such endorsements as agent for the Second Priority Collateral Agent or any such Second Priority Secured Parties. This authorization is coupled with an interest and is irrevocable.

SECTION 5. OTHER AGREEMENTS.

5.1 Releases.

(a) If in connection with any Enforcement Action by the First Priority Collateral Agent or any other exercise of the First Priority Collateral Agent’s remedies in respect of the Collateral, in each case, prior to the Discharge of First Priority Obligations, the First Priority Collateral Agent, for itself or on behalf of any of the First Priority Claimholders, releases any of its Liens on any part of the Collateral or releases any Subsidiary Guarantor from its obligations under its guarantee of the First Priority Obligations in connection with the sale of all of the Equity Interests of such Subsidiary Guarantor, then the Liens, if any, of the Second Priority Collateral Agent, for itself or for the benefit of the Second Priority Secured Parties, on such Collateral, and the obligations of such Subsidiary Guarantor under its guarantee of the Second Priority Obligations, shall be automatically, unconditionally and simultaneously released. If in connection with any Enforcement Action or other exercise of rights and remedies by the First Priority Collateral Agent, in each case, prior to the Discharge of First Priority Obligations, the equity interests of any Person are foreclosed upon or otherwise disposed of and the First Priority Collateral Agent releases its Lien on the property of such Person then the Liens of Second Priority Collateral Agent with respect to the property of such Person will be automatically released to the same extent as the Liens of the First Priority Collateral Agent. The Second Priority Collateral Agent, for itself or on behalf of any such Second Priority Secured Parties, at the Company’s expense, promptly shall execute and deliver to the First Priority Collateral Agent or such Subsidiary Guarantor such termination statements, releases and other documents as the First Priority Collateral Agent or such Subsidiary Guarantor may reasonably request to effectively confirm the foregoing releases.

(b) If in connection with any Disposition permitted under the terms of the First Priority Loan Documents and not expressly prohibited under the terms of the Second Priority Indenture Documents (other than in connection with an Enforcement Action or other exercise of the First Priority Collateral Agent’s remedies in respect of the Collateral which shall be governed by Section 5.1(a)), the First Priority Collateral Agent, for itself or on behalf of any of the First Priority Claimholders, releases any of its Liens on any part of the Collateral, or releases any Subsidiary Guarantor from its obligations under its guarantee of the First Priority Obligations in connection with the sale of all of the Equity Interests of such Subsidiary Guarantor, in each case other than in connection with, or following, the Discharge of First Priority Obligations, then the Liens, if any, of the Second Priority Collateral Agent, for itself or for the benefit of the Second Priority Secured Parties, on such Collateral, and the obligations of such Subsidiary Guarantor under its guarantee of the Second Priority Obligations shall be automatically, unconditionally and simultaneously released. The Second Priority Collateral Agent, for itself or on behalf of any such Second Priority Secured Parties, at the Company’s expense, promptly shall execute and deliver to the First Priority Collateral Agent or such Subsidiary Guarantor such termination statements, releases and other documents as the First Priority Collateral Agent or such Subsidiary Guarantor may reasonably request to effectively confirm such release.

(c) Until the Discharge of First Priority Obligations occurs, the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Secured Parties, hereby irrevocably constitutes and appoints the First Priority Collateral Agent and any officer or agent of the First Priority Collateral Agent, with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in the place and stead of the Second Priority Collateral Agent or such holder or in the First Priority Collateral Agent’s own name, from time to time in the First Priority Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of First Priority Obligations.

(d) Until the Discharge of First Priority Obligations occurs, to the extent that the First Priority Collateral Agent or the First Priority Claimholders (i) have released any Lien on Collateral or any Subsidiary Guarantor from its obligation under its guarantee and any such Lien or guarantee is later reinstated or (ii) obtain any new Liens or additional guarantees from any Subsidiary Guarantor, then the Second Priority Collateral Agent, for itself and for the Second Priority Secured Parties, shall be granted a Lien on any such Collateral, subject to the lien subordination provisions of this Agreement, and an additional guarantee, as the case may be.

5.2 Insurance. Unless and until the Discharge of First Priority Obligations has occurred, the First Priority Collateral Agent and the First Priority Claimholders shall have the sole and exclusive right, subject to the rights of the Grantors under the First Priority Loan Documents, to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral. Unless and until the Discharge of First Priority Obligations has occurred, and subject to the rights of the Grantors under the First Priority Loan Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect to the Collateral shall be paid to the First Priority Collateral Agent for the benefit of the First Priority Claimholders pursuant to the terms of the First Priority Loan Documents (including for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Priority Obligations are outstanding, and subject to the rights of the Grantors under the Second Priority Indenture Documents, to the Second Priority Collateral Agent for the benefit of the Second Priority Secured Parties to the extent required under the Second Priority Indenture Documents and then, to the extent no Second Priority Obligations, Excess First Priority Obligations or Excess Second Priority Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. Until the Discharge of First Priority Obligations has occurred, if the Second Priority Collateral Agent or any Second Priority Secured Parties shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Priority Collateral Agent in accordance with the terms of Section 4.2.

5.3 Amendments to First Priority Loan Documents and Second Priority Indenture Documents.

(a) The First Priority Loan Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms and the First Priority Credit Agreement may be Refinanced or replaced, in each case, without notice to, or the consent of, the Second Priority Collateral Agent or the Second Priority Secured Parties, all without affecting the lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt (or an agent or trustee on behalf of such holders) bind themselves in a writing addressed to the Second Priority Collateral Agent to the terms of this Agreement and any such amendment, supplement, modification or Refinancing shall not, without the prior written consent of the Second Priority Collateral Agent (as directed, in the case of the Second Priority Collateral Agent, by the Instructing Group):

(i) increase the sum of (A) the then outstanding aggregate principal amount of the Indebtedness for borrowed money outstanding under the First Priority Credit Agreement (including, if any, any undrawn portion of any commitment under the First Priority Credit Agreement) and (B) the aggregate face amount of any letters of credit issued under the First Priority Credit Agreement and not reimbursed, in excess of the First Priority Cap Amount; or

(ii) add to the Collateral securing the First Priority Obligations other than as specifically provided by this Agreement; provided, however, that the Second Priority Collateral Agent shall have all the rights and protections of the applicable Second Priority Indenture Documents when consenting to an amendment under this Section.

(b) Without the prior written consent of the First Priority Collateral Agent, no Second Priority Indenture Document may be Refinanced, amended, restated, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, restatement, supplement or modification, or the terms of any new Second Priority Indenture Document would:

(i) increase the then outstanding principal amount of the Second Priority Notes in excess of the Second Priority Cap Amount;

(ii) accelerate any dates upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity in each case, with respect to the Second Priority Notes;

(iii) increase the obligations of the obligor thereunder or to confer any additional material rights of the Second Priority Noteholders (or a representative on their behalf) which would be materially adverse to the First Priority Collateral Agent or any other First Priority Claimholders;

(iv) add to the Collateral securing the Second Priority Obligations other than as specifically provided by this Agreement;

(v) amend or otherwise modify any “Default” or “Event of Default” under the Second Priority Indenture Documents in a manner materially adverse to any Grantor; or

(vi) amend or otherwise modify any covenant under any Second Priority Indenture Documents in a manner that would make such covenant materially more restrictive as to any Grantor, including, without limitation, any amendment to the definition of “Permitted Debt” in the Second Priority Notes Indenture.

5.4 Legends. The Company agrees that each Second Priority Security Document and the First Priority Security Agreement and each mortgage that is a First Priority Security Document shall include the following language (or language to similar effect approved, in the case of the Second

Priority Security Documents, by the First Priority Collateral Agent, and in the case of the First Priority Security Agreement and each such mortgage that is a First Priority Security Document, by the Second Priority Collateral Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the [Second Priority Collateral Agent/First Priority Collateral Agent] pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent hereunder and the obligations of the Pledgors hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [                ], 201[        ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, [                ], as First Priority Collateral Agent and U.S. Bank National Association, as Second Priority Collateral Agent and certain other Persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

In addition, the Company agrees that each mortgage covering any Collateral shall contain such other language as the First Priority Collateral Agent, in the case of the Second Priority Security Documents, and the Second Priority Collateral Agent, in the case of the First Priority Security Documents, may reasonably request to reflect the subordination and other provisions of this Agreement.

5.5 Gratuitous Bailee/Agent for Perfection.

(a) The First Priority Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the First Priority Claimholders and as gratuitous bailee for the Second Priority Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Priority Loan Documents and the Second Priority Indenture Documents, respectively, subject to the terms and conditions of this Section 5.5. Solely with respect to any deposit accounts under the control (within the meaning of Section 9-104 of the UCC) of the First Priority Collateral Agent, the First Priority Collateral Agent agrees to also hold control over such deposit accounts as gratuitous agent for the Second Priority Collateral Agent, subject to the terms and conditions of this Section 5.5.

(b) The First Priority Collateral Agent shall have no obligation whatsoever to the First Priority Claimholders, the Second Priority Collateral Agent or any Second Priority Secured Party to ensure that the Pledged Collateral is genuine or owned by any of the Grantors, any security interest granted in any such Pledged Collateral is valid or in effect or otherwise perfected or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Priority Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee (and with respect to deposit accounts, agent) in accordance with this Section 5.5 and delivering the Pledged Collateral upon a Discharge of First Priority Obligations as provided in paragraph (d) below.

(c) None of the First Priority Collateral Agent and the First Priority Claimholders shall have by reason of the First Priority Security Documents, the Second Priority Security Documents, this Agreement or any other document a fiduciary relationship in respect of the Second Priority Collateral Agent or any Second Priority Secured Party, and the Second Priority Collateral Agent and the Second Priority Secured Parties hereby waive and release the First Priority Collateral Agent and the First Priority Claimholders from all claims and liabilities arising pursuant to the First Priority Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral. It is understood and agreed that the interests of the First Priority Collateral Agent and the First Priority Claimholders, on the one hand, and the Second Priority Collateral Agent and the Second Priority Secured Parties, on the other hand, may differ and the First Priority Collateral Agent and the First Priority Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Second Priority Collateral Agent or the Second Priority Secured Parties.

(d) Upon the Discharge of any First Priority Obligations, the First Priority Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) together with any necessary endorsements (such endorsement shall be without recourse to, and without any representation or warranty by, the First Priority Collateral Agent), first, to the Second Priority Collateral Agent to the extent any Second Priority Obligations remain outstanding and second, to the Company only to the extent no First Priority Obligations, Excess First Priority Obligations, Second Priority Obligations or Excess Second Priority Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. The First Priority Collateral Agent further agrees to take all other action reasonably requested by the Second Priority Collateral Agent (as directed, in the case of the Second Priority Collateral Agent, by the Instructing Group) in connection with the Second Priority Collateral Agent obtaining a first priority security interest in the Collateral, and the reasonable, documented out-of-pocket expenses of the First Priority Collateral Agent in connection with such actions shall be for the account of the Company. The Second Priority Collateral Agent will have no obligation to any First Priority Claimholder or Second Priority Secured Party to ensure that any Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.5(d). The duties or responsibilities of the Second Priority Collateral Agent under this Section 5.5(d) will be limited solely to possessing or controlling the Pledged Collateral as bailee and/or agent for perfection in accordance with this Section 5.5(d) and delivering the Pledged Collateral upon the Discharge of Second Priority Obligations first to the First Priority Collateral Agent and second, to the Company only to the extent no First Priority Obligations, Excess First Priority Obligations, Second Priority Obligations or Excess Second Priority Obligations remain outstanding.

(e) To the extent that any Collateral (or proceeds thereof) comes into the possession or under the control of the Second Priority Collateral Agent or any other Second Priority Secured Party at any time prior to the Discharge of First Priority Obligations, such Collateral (and proceeds thereof) (whether arising out of the action taken to enforce, collect or realize upon any Collateral or otherwise) shall be promptly delivered to the First Priority Collateral Agent without recourse and without any representation or warranty of any kind whatsoever, together with any necessary endorsements. Until such time as such Collateral (or proceeds thereof) shall have been so delivered to the First Priority Collateral Agent, the Second Priority Collateral Agent or other Second Priority Secured Party shall hold same as agent and bailee for the First Priority Collateral Agent and any assignee solely for the purpose of perfecting the security interest (improving the priority thereof) granted in such Collateral pursuant to the First Priority Loan Documents.

5.6 When Discharge of First Priority Obligations Deemed to Not Have Occurred. If, at any time after the Discharge of First Priority Obligations has occurred, the Company thereafter enters into any Refinancing of any First Priority Loan Document evidencing a First Priority Obligation, which Refinancing is permitted by the Second Priority Indenture Documents, then such Discharge of First Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Priority Obligations), and, from and after the date on which the New First Priority Debt Notice is delivered to the Second Priority Collateral Agent in accordance with the next sentence, the obligations under such Refinancing of the First Priority Loan Document shall automatically be treated as First Priority Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Priority Collateral Agent under such First Priority Loan Documents shall be the First Priority Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New First Priority Debt Notice”) stating that the Company has entered into a new First Priority Loan Document (which notice shall include the identity of the new first lien collateral agent, such agent, the “New Agent”), the Second Priority Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the Second Priority Collateral Agent and the Second Priority Secured Parties to be bound by the terms of this Agreement. If the new First Priority Obligations under the new First Priority Loan Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Priority Obligations, then the Second Priority Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Priority Security Documents and this Agreement.

5.7 Purchase Right.

(a) Without prejudice to the enforcement of any of the First Priority Claimholders’ remedies under the First Priority Loan Documents, this Agreement, at law or in equity or otherwise, the First Priority Claimholders agree that at any time following: (i) an acceleration of the First Priority Obligations in accordance with the terms of the First Priority Credit Agreement, (ii) the exercise of any remedy with respect to Liens on the First Priority Collateral by the First Priority Collateral Agent or any other First Priority Claimholder (other than the exercise of control over deposit or securities accounts and the giving of notices to account debtors), (iii) a default in any scheduled payment of principal, premium, if any, interest or regularly accruing fees under the Second Priority Notes Indenture that remains uncured or unwaived for a period of 30 days in the aggregate, (iv) a default in any scheduled payment of principal, premium, if any, interest or regularly accruing fees under the First Priority Credit Agreement that remains uncured or unwaived for a period of 30 days in the aggregate or (v) the commencement of any Insolvency or Liquidation Proceeding, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, will offer the Second Priority Claimholders, including the Second Priority Noteholders, by written notice to the Second Priority Collateral Agent, the option to purchase the entire aggregate amount of outstanding First Priority Obligations (including unfunded commitments under the First Priority Credit Agreement) at the Purchase Price without warranty or representation or recourse except as provided in Section 5.7(c) on a pro rata basis among the First Priority Claimholders. The “Purchase Price” will equal the sum of: (1) the principal amount of all loans, advances or similar extensions of credit included in the First Priority Obligations (including an amount in cash equal to 105% of the undrawn amount of outstanding letters of credit), and all accrued and unpaid interest thereon through the date of purchase (but excluding any prepayment penalties or premiums), (2) the net aggregate amount then owing to First Priority Lender Counterparties under First Priority Bank Product Agreements, including all amounts owing to the First Priority Lender Counterparties as a result of the termination (or early termination) thereof, (3) all accrued and unpaid fees, expenses and other amounts owed to the First Priority Claimholders under the First Priority Loan Documents on the date of purchase to the extent not allocable to Excess First Priority Obligations, and (4) reimbursement of the First Priority Claimholders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any such issued and outstanding letters of credit described in clause (1) above and any checks or other payments provisionally credited to the First Priority Obligations, and/or as to which the First Priority Claimholders have not yet received final payment.

(b) The Second Priority Claimholders opting to purchase the First Priority Obligations shall irrevocably accept such offer within 20 Business Days of the Second Priority Collateral Agent’s receipt of the offer from the First Priority Collateral Agent and shall agree to consummate the purchase no later than the 40th Business Day after the receipt by the Second Priority Collateral Agent of such offer from the First Priority Collateral Agent, subject to any required approval of any court or other Governmental Authority then in effect, if any. Such sale shall be pursuant to documentation mutually acceptable to each of the First Priority Collateral Agent and the purchasing Second Priority Claimholders, without the prior written consent of the Company or any other Grantor. If the Second Priority Claimholders reject such offer (or do not so irrevocably accept such offer within the required timeframe above), the First Priority Claimholders shall have no further obligations pursuant to this Section 5.7 and may take any further actions in their sole discretion in accordance with the First Priority Loan Documents and this Agreement. Each First Priority Claimholder will retain all rights to indemnification provided in the relevant First Priority Loan Documents for all claims and other amounts relating to periods prior to the purchase of the First Priority Obligations pursuant to this Section 5.7. The Purchase Price shall be remitted by wire transfer in federal funds to such bank account of the First Priority Collateral Agent for the ratable account of the First Priority Collateral Agent and the First Priority Claimholders in New York, New York, as the First Priority Collateral Agent may designate in writing to the purchasing Second Priority Claimholders for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the purchasing Second Priority Claimholders that have exercised such option to the bank account designated by the First Priority Collateral Agent are received in such bank account prior to 1:00 p.m., New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by such Second Priority Noteholders to the bank account designated by the First Priority Collateral Agent are received in such bank account later than 1:00 p.m., New York City time on such Business Day.

(c) The Second Priority Claimholders agree that the purchase and sale of the First Priority Obligations under this Section 5.7 will be expressly made without recourse and without representation or warranty of any kind by the First Priority Claimholders, except that the First Priority Claimholders shall severally and not jointly represent and warrant to the Second Priority Claimholders that on the date of the purchase, immediately before giving effect to such purchase:

(i) the principal of and accrued and unpaid interest on the First Priority Obligations, and the fees and expenses thereof owed to the respective First Priority Claimholders, are as stated in any assignment agreement prepared in connection with the purchase and sale of the First Priority Obligations; and

(ii) each First Priority Claimholder owns the First Priority Obligations purported to be owned by it free and clear of any Liens (other than participation interests not prohibited by the First Priority Credit Agreement, in which case the Purchase Price will be appropriately adjusted so that the Second Priority Claimholders do not pay amounts represented by participation interests).

(d) Any Excess First Priority Obligations will, after the closing of the purchase of the First Priority Obligations in accordance with this Section 5.7 remain Excess First Priority Obligations for all purposes of this Agreement. When all letters of credit referred to in the definition of Purchase Price in clause (a) above have been cancelled with the consent of the beneficiary thereof, expired or been fully drawn, and after all reimbursement obligations with respect thereto have been paid in full and all other payments to the First Priority Claimholders have been made in accordance with clause (a) above, any remaining cash collateral will be returned to the Second Priority Claimholders purchasing the First Priority Obligations pursuant to clause (b) above (pro rata among such Second Priority Claimholders according to their portion of the Second Priority Obligations outstanding on the date of purchase) or as a court of competent jurisdiction may otherwise direct.

(e) The Second Priority Collateral Agent’s sole responsibility in connection with the purchase right contained in this Section 5.7 shall be to promptly forward any notice of such purchase right to the Second Priority Noteholders.

SECTION 6. INSOLVENCY OR LIQUIDATION PROCEEDINGS.

6.1 Finance and Sale Issues.

(a) Until the Discharge of First Priority Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Priority Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the First Priority Collateral Agent or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Priority Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, agrees that it will raise no objection to or contest (or join with or support any third party in objecting or contesting), and each Second Priority Claimholder shall be deemed to have consented to, such Cash Collateral use or DIP Financing (including any proposed orders for such Cash Collateral use and/or DIP Financing which are acceptable to the First Priority Collateral Agent) and to the extent the Liens securing the First Priority Obligations are subordinated to or pari passu with such DIP Financing, the Second Priority Collateral Agent will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Priority Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of the DIP Financing plus the aggregate outstanding principal amount of First Priority Obligations constituting Indebtedness for borrowed money plus the aggregate face amount of any letters of credit issued and not reimbursed under the First Priority Credit Agreement does not exceed 115% of the First Priority Cap Amount and (ii) the Second Priority Collateral Agent and the Second Priority Secured Parties retain the right to object to any ancillary agreements or arrangements regarding Cash Collateral use or the DIP Financing that are materially prejudicial to their interests. The Second Priority Collateral Agent, on behalf of itself and each other Second Priority Secured Party, agrees that it will not provide or seek (or support any other Person that is not a First Priority Claimholder seeking) to provide DIP Financing to the Company or any other Grantor so long as the First Priority Collateral Agent or any other First Priority Claimholder shall actively seek to provide such DIP Financing; provided, however, in the event that no First Priority Claimholder is actively seeking to provide a DIP Financing, the First Priority Collateral Agent, on behalf of itself and each other First Priority Claimholder, reserves the right to object to the provision of any DIP Financing by any Second Priority Secured Party.

(b) The Second Priority Collateral Agent on behalf of the Second Priority Secured Parties agrees that it will not seek consultation rights in connection with, and it will raise no objection or oppose, a motion to Dispose of Collateral under Section 363 of the Bankruptcy Code if the requisite First Priority Claimholders have consented to such Disposition. The Second Priority Collateral Agent on behalf of the Second Priority Secured Parties further agrees that it will not directly or indirectly oppose or impede entry of any order in connection with such Disposition, including orders to retain professionals or set bid procedures in connection with such sale, liquidation or disposition if the requisite

First Priority Claimholders have consented to such (i) retention of professionals and bid procedures in connection with such sale, liquidation or disposition of such assets and (ii) Disposition of such assets, in which event the Second Priority Secured Parties will be deemed to have consented to the Disposition of Collateral pursuant to Section 363(f) of the Bankruptcy Code and such motion does not impair the rights of the Second Priority Claimholders under Section 363(k) of the Bankruptcy Code; provided that (i) the First Priority Cap Amount shall be reduced by an amount equal to the net cash proceeds of such sale or other disposition which are used to pay the principal of loans or face amount of letters of credit constituting the First Priority Obligations under the First Priority Credit Agreement and (ii) any proceeds in excess of those necessary for the Discharge of First Priority Obligations shall be applied in accordance with this Agreement and applicable law.

6.2 Relief from the Automatic Stay. Until the Discharge of First Priority Obligations has occurred, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, agrees that none of them shall: (i) seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral, without the prior written consent of the First Priority Collateral Agent or (ii) oppose (or support any other Person in opposing) any request by the First Priority Collateral Agent for relief from such stay.

6.3 Adequate Protection.

(a) The Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the First Priority Collateral Agent or the First Priority Claimholders for adequate protection under any Bankruptcy Law; or

(ii) any objection by the First Priority Collateral Agent or the First Priority Claimholders to any motion, relief, action or proceeding based on the First Priority Collateral Agent or the First Priority Claimholders claiming a lack of adequate protection.

(b) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(i) if the First Priority Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any use of Cash Collateral or DIP Financing, then the Second Priority Collateral Agent, on behalf of itself or any of the Second Priority Secured Parties, may seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Priority Obligations and such use of Cash Collateral or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Obligations are so subordinated to the First Priority Obligations under this Agreement; and

(ii) the Second Priority Collateral Agent and the Second Priority Secured Parties shall only be permitted to seek adequate protection with respect to their respective rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the First Priority Obligations, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, is also granted a senior Lien on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the First Priority Obligations, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, is also granted senior replacement Liens on the

Collateral; and (C) an administrative expense claim; provided, that as adequate protection for the First Priority Obligations, the First Priority Collateral Agent, on behalf of the First Priority Claimholders, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Second Priority Collateral Agent and the Second Priority Secured Parties. If any Second Priority Secured Party receives post-petition interest and/or adequate protection payments in an Insolvency or Liquidation Proceeding (“Second Priority Adequate Protection Payments”), and the First Priority Claimholders do not receive payment in full in cash of all First Priority Obligations (subject, in the case of principal of loans outstanding under the First Priority Credit Agreement and the face amount of letters of credit outstanding under the First Priority Credit Agreement, to the First Priority Cap Amount) upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency or Liquidation Proceeding, then, such Second Priority Secured Parties shall pay over to the First Priority Claimholders an amount (the “Pay-Over Amount”) equal to the lesser of (i) the Second Priority Adequate Protection Payments received by such Second Priority Secured Parties and (ii) the amount of the short-fall (the “Short Fall”) in payment in full of the First Priority Obligations (subject, in the case of principal of loans outstanding under the First Priority Credit Agreement and the face amount of letters of credit outstanding under the First Priority Credit Agreement, to the First Priority Cap Amount); provided that to the extent any portion of the Short Fall represents payments received by the First Priority Claimholders in the form of promissory notes, equity or other property, equal in value to the cash paid in respect of the Pay-Over Amount, the First Priority Claimholders shall, upon receipt of the Pay-Over Amount, transfer those promissory notes, equity or other property, pro rata, equal in value to the cash paid in respect of the Pay-Over Amount to the applicable Second Priority Claimholders in exchange for the Pay-Over Amount. Notwithstanding anything herein to the contrary, the First Priority Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Second Priority Secured Parties made pursuant to this Section 6.3(b).

(c) The Second Priority Collateral Agent, for itself and on behalf of the other Second Priority Secured Parties, agrees that notice of a hearing to approve DIP Financing or use of Cash Collateral on an interim basis shall be adequate if delivered to the Second Priority Collateral Agent in writing at least two (2) Business Days in advance of such hearing and that notice of a hearing to approve DIP Financing or use of Cash Collateral on a final basis shall be adequate if delivered to the Second Priority Collateral Agent in writing at least fifteen (15) days in advance of such hearing.

6.4 No Waiver. Subject to Sections 3.1(a), 3.1(c), 3.1(d) and 6.7(b), nothing contained herein shall prohibit or in any way limit the First Priority Collateral Agent or any First Priority Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Priority Collateral Agent or any of the Second Priority Secured Parties, including the seeking by the Second Priority Collateral Agent or any Second Priority Secured Parties of adequate protection or the asserting by the Second Priority Collateral Agent or any Second Priority Secured Parties of any of its rights and remedies under the Second Priority Indenture Documents or otherwise.

6.5 Avoidance Issues. If any First Priority Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of First Priority Obligations (a “Recovery”), then such First Priority Claimholders shall be entitled to a reinstatement of First Priority Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of First Priority Obligations shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of First Priority Obligations and on account of Second Priority Obligations, then, to the extent the debt obligations distributed on account of the First Priority Obligations and on account of the Second Priority Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7 Post-Petition Interest.

(a) Neither the Second Priority Collateral Agent nor any Second Priority Secured Party shall oppose or seek to challenge any claim by the First Priority Collateral Agent or any First Priority Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Priority Obligations consisting of Post-Petition Interest to the extent of the value of any First Priority Claimholder’s Lien, without regard to the existence of the Lien of the Second Priority Collateral Agent on behalf of the Second Priority Secured Parties on the Collateral.

(b) Neither the First Priority Collateral Agent nor any other First Priority Claimholder shall oppose or seek to challenge any claim by the Second Priority Collateral Agent or any Second Priority Secured Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of the Second Priority Collateral Agent on behalf of the Second Priority Secured Parties on the Collateral (after taking into account the value of the First Priority Obligations).

6.8 Waiver. The Second Priority Collateral Agent, for itself and on behalf of the Second Priority Secured Parties, waives any claim it may hereafter have against any First Priority Claimholder arising out of the election of any First Priority Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, and/or out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

6.9 Separate Grants of Security and Separate Classification. The Second Priority Collateral Agent, for itself and on behalf of the Second Priority Secured Parties, and the First Priority Collateral Agent for itself and on behalf of the First Priority Claimholders, acknowledges and agrees that:

(a) the grants of Liens pursuant to the First Priority Security Documents and the Second Priority Security Documents constitute two separate and distinct grants of Liens; and

(b) because of, among other things, their differing rights in the Collateral, the Second Priority Obligations on the one hand, are fundamentally different from the First Priority Obligations, on the other hand, and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Priority Claimholders and the Second Priority Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees (and by the acceptance of the benefits hereof, each of the First Priority Claimholders and Second Priority Secured Parties acknowledges and agrees) that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Secured Parties), the First Priority Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Priority Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Insolvency or Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Priority Secured Parties with respect to the Collateral, with the Second Priority Collateral Agent, for itself and on behalf of the Second Priority Secured Parties, hereby acknowledging and agreeing to turn over to the First Priority Collateral Agent, for itself and on behalf of the First Priority Claimholders, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Secured Parties).

6.10 Effectiveness in Insolvency Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Grantor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

6.11 No Surcharge of Collateral. None of the Second Priority Collateral Agent or any other Second Priority Secured Party shall, in an Insolvency or Liquidation Proceeding or otherwise, assert or enforce, at any time when the Discharge of First Priority Obligations has not occurred, any claim under Section 506(c) of Title 11 of the Bankruptcy Code (and otherwise) for costs or expenses of preserving or disposing of any Collateral.

6.12 Right to Credit Bid. None of the Second Priority Collateral Agent or any other Second Priority Secured Party shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the First Priority Collateral Agent or any of the First Priority Lenders of the right to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code or other applicable law in respect of the Collateral. None of the First Priority Collateral Agent or any other First Priority Claimholder shall object to, contest or oppose (or support any other Person in objecting to, contesting or opposing) in any manner the exercise by the Second Priority Collateral Agent or any of the Second Priority Secured Parties of the right to “credit bid” pursuant to Section 363(k) of the Bankruptcy Code or other applicable law in respect of any Second Priority Obligations, as applicable, so long as the cash proceeds of such “credit bid” are otherwise sufficient to cause (and such “credit bid” provides for) the Discharge of First Priority Obligations.

6.13 Plan Treatment. None of the Second Priority Collateral Agent or any other Second Priority Secured Party shall seek (or cause or support any other Person to seek) the filing or confirmation of any plan of reorganization or liquidation or similar dispositive plan that does not expressly provide for the Discharge of First Priority Obligations on the plan’s effective date, unless such plan is supported by the First Priority Collateral Agent or the First Priority Claimholders.

SECTION 7. Reliance; Waivers; Etc.

7.1 Reliance. Other than any reliance on the terms of this Agreement, the First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders, acknowledges that it and such First Priority Claimholders have, independently and without reliance on the Second Priority Collateral Agent or any Second Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the First Priority Loan Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Priority Loan Documents or this Agreement. The Second Priority Collateral Agent, on behalf of the Second Priority Secured Parties, acknowledges that the Second Priority Secured Parties have, independently and without reliance on the First Priority Collateral Agent or any First Priority Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Priority Indenture Documents, as applicable, and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Indenture Documents or this Agreement. The Second Priority Collateral Agent for itself and the Second Priority Notes Trustee acknowledges that they have not relied on the First Priority Collateral Agent or the First Priority Claimholders in making the decision to enter into the Second Priority Indenture Documents.

7.2 No Warranties or Liability. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders, acknowledges and agrees that each of the Second Priority Collateral Agent and the Second Priority Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Second Priority Indenture Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the Second Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Second Priority Indenture Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. Except as otherwise provided herein, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, acknowledges and agrees that each of the First Priority Collateral Agent and the First Priority Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First Priority Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided herein, the First Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Priority Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate. The Second Priority Collateral Agent and the Second Priority Secured Parties shall have no duty to the First Priority Collateral Agent or any of the First Priority Claimholders, and the First Priority Collateral Agent and the First Priority Claimholders shall have no duty to the Second Priority Collateral Agent or any of the Second Priority Secured Parties, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Priority Loan Documents and the Second Priority Indenture Documents), regardless of any knowledge thereof which they may have or be charged with.

7.3 No Waiver of Lien Priorities.

(a) No right of the First Priority Claimholders, the First Priority Collateral Agent or any of them to enforce any provision of this Agreement or any First Priority Loan Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Priority Claimholder or the First Priority Collateral Agent, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Priority Loan Documents, any of the Second Priority Indenture Documents, regardless of any knowledge thereof which the First Priority Collateral Agent or the First Priority Claimholders, or any of them, may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Priority Loan Documents and subject to the provisions of Section 5.3(a)), the First Priority Claimholders, the First Priority Collateral Agent and any of them may, at any time and from time to time in accordance with the First Priority Loan Documents and/or applicable law, without the consent of, or notice to, the Second Priority Collateral Agent or any Second Priority Secured Parties, without incurring any liabilities to the Second Priority Collateral Agent or any Second Priority Secured Parties and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Priority Collateral Agent or any Second Priority Secured Parties is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Priority Obligations or any Lien on any First Priority Collateral or guarantee thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Priority Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Priority Collateral Agent or any of the First Priority Claimholders, the First Priority Obligations or any of the First Priority Loan Documents; provided that any such increase in the First Priority Obligations shall not increase the sum of the Indebtedness for borrowed money constituting principal under the First Priority Credit Agreement and the face amount of any letters of credit issued under the First Priority Credit Agreement and not reimbursed to an amount in excess of the First Priority Cap Amount;

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Priority Collateral or any liability of the Company or any other Grantor to the First Priority Claimholders or the First Priority Collateral Agent, or any liability incurred directly or indirectly in respect thereof;

(iii) settle or compromise any First Priority Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Priority Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Priority Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Priority Claimholders or any liability incurred directly or indirectly in respect thereof.

(c) Except as otherwise expressly provided herein, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Claimholders, also agrees that the First Priority Claimholders and the First Priority Collateral Agent shall have no liability to the Second Priority Collateral Agent or any Second Priority Secured Parties, and the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, hereby waives any claim against any First Priority Claimholder or the First Priority Collateral Agent, arising out of any and all actions which the First Priority Claimholders or the First Priority Collateral Agent may take or permit or omit to take with respect to:

(i) the First Priority Loan Documents (other than this Agreement);

(ii) the collection of the First Priority Obligations;

(iii) the foreclosure upon, or sale, liquidation or other disposition of, any First Priority Collateral. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, agrees that the First Priority Claimholders and the First Priority Collateral Agent have no duty to them in respect of the maintenance or preservation of the First Priority Collateral, the First Priority Obligations or otherwise; or

(iv) any election by a First Priority Claimholder in any proceeding under the Bankruptcy Code of the application of Section 1111(b) thereof.

(d) Until the Discharge of First Priority Obligations, the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshaling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Priority Collateral Agent and the First Priority Claimholders and the Second Priority Collateral Agent and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Priority Loan Documents or any Second Priority Indenture Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Priority Obligations, Second Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof or interest rate thereon, whether by course of conduct or otherwise, of the terms of any First Priority Loan Document, any Second Priority Indenture Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange or impairment of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Priority Obligations, Second Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, the Company or any other Grantor in respect of the First Priority Collateral Agent, the First Priority Obligations, any First Priority Claimholder, the Second Priority Collateral Agent, the Second Priority Obligations or any Second Priority Secured Party in respect of this Agreement.

SECTION 8. MISCELLANEOUS.

8.1 Conflicts. In the event of any conflict between the provisions of this Agreement on the one hand and the provisions of the First Priority Loan Documents or the Second Priority Indenture Documents on the other, the provisions of this Agreement shall govern and control.

8.2 Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the First Priority Claimholders may continue, at any time and without notice to the Second Priority Collateral Agent or any Second Priority Secured Party subject to the Second Priority Indenture Documents, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor constituting First Priority Obligations in reliance hereof. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor in possession and any receiver, trustee or similar Person for the Company or such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. Subject to the immediately succeeding sentence, this Agreement shall terminate and be of no further force and effect:

(a) with respect to the First Priority Collateral Agent, the First Priority Claimholders and the First Priority Obligations, the date of Discharge of First Priority Obligations, subject to the rights of the First Priority Claimholders under Section 6.5;

(b) with respect to the Second Priority Claimholders and the Second Priority Obligations, upon the later of (1) the date upon which the obligations under the Second Priority Notes Indenture terminate if there are no other Second Priority Obligations outstanding on such date and (2) if there are other Second Priority Obligations outstanding on such date, the date upon which such Second Priority Obligations terminate;

(c) [Reserved]; and

(d) with respect to the Second Priority Collateral Agent, upon the occurrence of the later date in clause (b) above.

Notwithstanding the foregoing or anything else in this Agreement to the contrary, to the extent that the Discharge of First Priority Obligations has occurred (subject to the rights of the First Priority Claimholders under Section 6.5) and no Second Priority Obligations remain outstanding but there remains outstanding Excess First Priority Obligations or Excess Second Priority Obligations, (i) the provisions of this Agreement shall continue in full force and effect until such time as all Excess First Priority Obligations and all Excess Second Priority Obligations have been paid in full in cash, (ii) the Excess First Priority Obligations shall be treated for all purposes hereunder as First Priority Obligations and (iii) the Excess Second Priority Obligations shall be treated for all purposes hereunder as Second Priority Obligations.

8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time; provided that (x) the First Priority Collateral Agent may, without the written consent of any other First Priority Claimholder, the Second Priority Collateral Agent or any other Second Priority Secured Party, agree to modifications of this Agreement for the purpose of securing additional extensions of credit (including pursuant to the First Priority Credit Agreement or any other First Priority Loan Document or any Refinancing or extension thereof) and adding new creditors as “First Priority Claimholders” hereunder, so long as such extensions (and resulting additions) do not otherwise give rise to a violation of the express terms of the First Priority Credit Agreement or any other First Priority Loan Document or the Second Priority Notes Indenture or any other Second Priority Indenture Document and (y) additional Grantors may be added as parties hereto in accordance with the provisions of Section 8.17. Notwithstanding the foregoing, neither the Company nor any other Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except (x) any amendment, modification or waiver to Section 5.3 or this Section 8.3 or (y) any other amendment, modification or waiver to the extent the rights or obligations of any Grantor are adversely affected.

8.4 Information Concerning Financial Condition of the Company and its Subsidiaries. (a) The First Priority Collateral Agent and the First Priority Claimholders, on the one hand, and the Second Priority Secured Parties and the Second Priority Collateral Agent, on the other hand, shall not be responsible for keeping any party informed of (i) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Priority Obligations, Second Priority Obligations, and (ii) all other circumstances bearing upon the risk of nonpayment of the First Priority Obligations, the Second Priority Obligations.

(b) The First Priority Collateral Agent and the First Priority Claimholders shall have no duty to advise the Second Priority Collateral Agent or any Second Priority Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the First Priority Collateral Agent or any of the First Priority Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Priority Collateral Agent or any Second Priority Secured Party, it or they shall be under no obligation:

(i) to make, and the First Priority Collateral Agent and the First Priority Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

(c) The Second Priority Collateral Agent and the Second Priority Secured Parties shall have no duty to advise the First Priority Collateral Agent or any First Priority Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the Second Priority Collateral Agent or any of the Second Priority Secured Parties, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the First Priority Collateral Agent or any First Priority Claimholder, it or they shall be under no obligation:

(i) to make, and the Second Priority Collateral Agent and the Second Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii) to provide any additional information or to provide any such information on any subsequent occasion;

(iii) to undertake any investigation; or

(iv) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. With respect to the value of any payments or distributions in cash, or other property that any of the Second Priority Secured Parties or the Second Priority Collateral Agent pays over to the First Priority Collateral Agent or the First Priority Claimholders under the terms of this Agreement, the Second Priority Secured Parties and the Second Priority Collateral Agent shall be subrogated to the rights of the First Priority Collateral Agent and the First Priority Claimholders; provided that the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Priority Obligations has occurred. The Company acknowledges and agrees that the value of any payments or distributions in cash, or other property received by the Second Priority Collateral Agent or the Second Priority Secured Parties that are paid over to the First Priority Collateral Agent or the First Priority Claimholders pursuant to this Agreement shall not reduce any of the Second Priority Obligations.

8.6 Application of Payments. (a) All payments received by the First Priority Collateral Agent or the First Priority Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Priority Obligations provided for in the First Priority Loan Documents. The Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties, assents to any extension or postponement of the time of payment, subject to Section 5.3(a), of the First Priority Obligations or any part thereof and, subject to the provisions of this Agreement, to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

(b) All payments received by the Second Priority Collateral Agent or the Second Priority Secured Parties may be applied in accordance with this Agreement, reversed and reapplied, in whole or in part, to such part of the Second Priority Obligations provided for in the Second Priority Indenture Documents. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders, assents to any extension or postponement of the time of payment, subject to Section 5.3(b), of the Second Priority Obligations or any part thereof and, subject to the provisions of this Agreement, to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Second Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 SUBMISSION TO JURISDICTION; WAIVERS.

(a) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8.7(a). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY FIRST PRIORITY LOAN DOCUMENT OR SECOND PRIORITY INDENTURE DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR EMAIL) IN SECTION 8.8. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LEGAL REQUIREMENTS.

(d) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7(d).

8.8 Notices. All notices to the First Priority Claimholders and the Second Priority Secured Parties permitted or required under this Agreement shall also be sent to the First Priority Collateral Agent and the Second Priority Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9 Further Assurances. The First Priority Collateral Agent, on behalf of itself and the First Priority Claimholders under the First Priority Loan Documents, and the Second Priority Collateral Agent, on behalf of itself and the Second Priority Secured Parties under the Second Priority Indenture Documents, and the Company, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Priority Collateral Agent or the Second Priority Collateral Agent may reasonably request to effectuate the terms of and the priorities contemplated by this Agreement, including reinstatement as control agent under any account control agreement. The reasonable, documented out-of-pocket expenses of the First Priority Collateral Agent and the Second Priority Collateral Agent in connection with such actions shall be for the account of the Company.

8.10 APPLICABLE LAW. THIS AGREEMENT, AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Priority Collateral Agent, the First Priority Claimholders, the Second Priority Collateral Agent, the Second Priority Secured Parties and their respective successors and assigns. If either of the First Priority Collateral Agent or the Second Priority Collateral Agent resigns or is replaced pursuant to the First Priority Credit Agreement or the Second Priority Security Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement. No provision of this Agreement will inure to the benefit of a trustee, debtor-in-possession, creditor trust or other representative of an estate or creditor of any Grantor, including where any such trustee, debtor-in-possession, creditor trust or other representative of any estate or creditor is the beneficiary of a Lien securing Collateral by virtue of the avoidance of such Lien in an Insolvency or Liquidation Proceeding.

8.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy, facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.15 No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Priority Claimholders and the Second Priority Secured Parties. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Priority Collateral Agent and the First Priority Claimholders on the one hand and the Second Priority Collateral Agent and the Second Priority Secured Parties on the other hand. None of the Company, any other Grantor or any other creditor thereof shall have any rights hereunder other than as set forth in Section 8.3. Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Priority Obligations and the Second Priority Obligations as and when the same shall become due and payable in accordance with their terms.

8.16 No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action.

8.17 Grantors; Additional Grantors. It is understood and agreed that the Company and each other Grantor on the date of this Agreement shall constitute the original Grantors party hereto. The original Grantors hereby covenant and agree to cause each Subsidiary which becomes a Subsidiary Guarantor after the date hereof to promptly become a party hereto (as a Grantor) by executing and delivering a counterpart hereof to each of the First Priority Collateral Agent and Second Priority Collateral Agent or by executing and delivering an assumption agreement in form and substance reasonably satisfactory to the First Priority Collateral Agent. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a Subsidiary Guarantor at any time (and any security granted by any such Person) shall be subject to the provisions hereof as fully as if same constituted a Grantor and had complied with the requirements of the immediately preceding sentence.

8.18 Collateral Agents. It is understood and agreed that (i) [            ] is entering into this Agreement in its capacity as First Priority Collateral Agent and the rights, powers, privileges and protections afforded to the “Agent” under Article [    ] of the First Priority Credit Agreement shall also apply to [            ] as First Priority Collateral Agent hereunder, (ii) U.S. Bank National Association is entering in this Agreement in its capacity as “Collateral Agent” under the Second Priority Notes Security Agreement and the other Second Priority Indenture Documents and the rights, powers, privileges, protections, immunities and benefits afforded to the “Collateral Agent” under the Second Priority Indenture Documents shall also apply to U.S. Bank National Association, as the Second Priority Collateral Agent hereunder, and (iii) the Second Priority Noteholders have expressly authorized and instructed the Second Priority Collateral Agent to execute and deliver this Agreement. In addition, but not in substitution of the foregoing and except as expressly provided in this Agreement, (x) the Second Priority Collateral Agent shall not be subject to any fiduciary, trust or other implied duties to the First Priority Collateral Agent or the other First Priority Claimholders by reason of this Agreement and (y) the First Priority Collateral Agent shall not be subject to any fiduciary, trust or other implied duties to the Second Priority Collateral Agent or the other Second Priority Secured Parties by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

First Priority Collateral Agent

[ ], as First Priority Collateral Agent

By:
Name:
Title:

Address for Notices: [ ] [ ] [ ]

Second Priority Collateral Agent

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Second Priority Collateral Agent

By:
Name:
Title:

Address for Notices: U.S. Bank National Association 633 West Fifth Street, 24th Floor Los Angeles, CA 90071 Attention: P. Oswald (Good Technologies Administrator)

Acknowledged and Agreed to by:

GOOD TECHNOLOGY CORPORATION	Notice Address:

By:
Name:
Title:

APPECENTRAL, INC.	Notice Address:

By:
Name:
Title:

BOXTONE INC.	Notice Address:

By:
Name:
Title:

COPIUN, INC.	Notice Address:

By:
Name:
Title:

GOOD TECHNOLOGY SOFTWARE INC.	Notice Address:

By:
Name:
Title: